Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

AMONG

LYONDELL CHEMICAL COMPANY,

MILLENNIUM CHEMICALS INC.,

AND

ARIES SUBSIDIARY LLC

DATED MARCH 28, 2004

i

LIST OF EXHIBITS

Exhibit 1.2	Form of Certificate of Designations
Exhibit 2.1	Form of Charter of the Surviving Entity
Exhibit 7.13	Form of Millennium Affiliate Letter
Exhibit 7.20(a)	Form of Millennium Officer’s Certificate
Exhibit 7.20(b)	Form of Lyondell Officer’s Certificate
Exhibit 8.2(c)	Lyondell Required Consents
Exhibit 8.3(c)	Millennium Required Consents

GLOSSARY OF DEFINED TERMS

DEFINED TERMS	WHERE DEFINED
Action	Section 7.15(a)
Agreement	Preamble
Applicable Laws	Section 5.6(a)
Bank Agreement Amendments	Section 7.21
Bylaws	Section 2.2
Certificate	Section 4.3(b)
Charter	Section 2.1
Closing	Section 1.3
Closing Date	Section 1.3
Code	Recitals
commercially reasonable efforts	Section 10.8(g)
Confidentiality Agreement	Section 7.3(a)
Contingent Obligation	Section 10.8(f)
Converted Option	Section 4.1(e)
Convertible Debentures	Section 4.1(f)
Cutoff Date	Section 7.3(d), 7.4(d)
Daily Average Price	Section 4.2
Daily Price	Section 4.2
Debt	Section 10.8(e)
Delaware Certificate	Section 1.1(b)
DGCL	Section 1.1(a)
DLLCA	Section 1.1(a)
Effective Time	Section 1.1(c)
Environmental Laws	Section 5.14(a)
ERISA	Section 5.12(a)
Excess Securities	Section 4.3(d)
Exchange Act	Section 5.7(c)
Exchange Agent	Section 4.3(a)
Exchange Fund	Section 4.3(a)
Exchange Ratio	Section 4.2
Foreign Plan	Section 5.12(g)
Form S-4	Section 7.10(a)
Fractional Dividends	Section 4.3(d)
Governmental Entity	Section 5.7(c)
Hazardous Materials	Section 5.14(b)
HSR Act	Section 5.7(c)
Indemnified Party	Section 7.15(a)
Indemnified Parties	Section 7.15(a)
Liens	Section 5.5
Lyondell	Preamble
Lyondell 2003 10-K	Article 6 Preface
Lyondell Acquisition Proposal	Section 7.4(a)
Lyondell Benefit Plans	Section 6.12(a)

v

Lyondell Board	Section 3.3
Lyondell Certificates	Section 4.3(a)
Lyondell Common Stock	Section 1.2(a)
Lyondell Credit Agreement	Section 6.5
Lyondell Disclosure Letter	Article 6 Preface
Lyondell ERISA Affiliate	Section 6.12(b)
Lyondell Initial Shares	Section 1.2(a)
Lyondell Material Adverse Effect	Section 10.8(c)
Lyondell Material Contracts	Section 6.23
Lyondell Meeting	Section 7.6(a)
Lyondell Permits	Section 6.6(d)
Lyondell Permitted Liens	Section 6.21
Lyondell Real Property	Section 6.6(e)
Lyondell Regulatory Filings	Section 6.7(c)
Lyondell Reports	Section 6.8(a)
Lyondell Representatives	Section 7.4(a)
Lyondell Stockholder Approval Items	Section 7.6(c)
Lyondell Stock Plans	Section 6.4
Lyondell Superior Proposal	Section 7.4(a)
Material Adverse Effect	Section 10.8(c)
Meetings	Section 7.6(a)
Merger	Section 1.1(a)
Merger Consideration	Section 4.2
Merger Deadline	Section 9.2(a)
Millennium	Preamble
Millennium 2003 10-K	Article 5 Preface
Millennium Acquisition Proposal	Section 7.3(a)
Millennium Benefit Plans	Section 5.12(a)
Millennium Board	Section 3.1
Millennium Certificates	Section 4.1(a)
Millennium Common Stock	Section 4.1(d)
Millennium Credit Agreement	Section 5.21
Millennium Disclosure Letter	Article 5 Preface
Millennium ERISA Affiliate	Section 5.12(b)
Millennium Material Adverse Effect	Section 10.8(c)
Millennium Material Contracts	Section 5.23(a)
Millennium Meeting	Section 7.6(a)
Millennium Merger Sub	Preamble
Millennium Permits	Section 5.6(d)
Millennium Permitted Liens	Section 5.21
Millennium Plans	Section 5.4
Millennium Preferred Share	Section 1.2(a)
Millennium Real Property	Section 5.6(e)
Millennium Regulatory Filings	Section 5.7(c)
Millennium Reports	Section 5.8(a)
Millennium Representatives	Section 7.3(a)

Millennium Stockholder Approval Item	Section 5.20
Millennium Stock Options	Section 4.1(e)
Millennium Stock Plans	Section 4.1(e)
Millennium Superior Proposal	Section 7.3(a)
NYSE	Section 4.2
Notices	Section 10.2
Proxy Statement/Prospectus	Section 7.10(a)
Restraints	Section 8.1(d)
Rule 145 Affiliates	Section 7.13
Sarbanes-Oxley Act	Section 5.8(c)
SEC	Section 5.8(a)
Securities Act	Section 5.7(c)
Subsidiary	Section 10.8(d)
Surviving Entity	Section 1.1(a)
Tax	Section 5.11(u)
Tax Return	Section 5.11(u)
Third-Party Provisions	Section 10.3
Trading Day	Section 4.2

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated March 28, 2004, is by and among Lyondell Chemical Company, a corporation organized under the laws of the State of Delaware (“Lyondell”), Millennium Chemicals Inc., a corporation organized under the laws of the State of Delaware (“Millennium”), and Aries Subsidiary LLC, a limited liability company formed under the laws of the State of Delaware and wholly owned subsidiary of Millennium (“Millennium Merger Sub”).

RECITALS

A. Strategic Business Combination. Millennium and Lyondell have determined to engage in a strategic business combination by implementing the Merger.

B. Advisability of the Transactions Contemplated Hereby. The respective Boards of Directors of Millennium and Lyondell and the sole member of Millennium Merger Sub have each determined that it is advisable to and in the best interests of their respective stockholders and member that the Merger shall be consummated, as hereinafter provided.

C. Intended U.S. Tax Consequences. The parties to this Agreement intend to cause the Merger to qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE 1

THE MERGER

Section 1.1 The Merger.

(a) Upon the terms and subject to the conditions of this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and the Delaware Limited Liability Company Act (the “DLLCA”), at the Effective Time, Millennium Merger Sub shall be merged with and into Millennium (the “Merger”), and the separate corporate existence of Millennium Merger Sub shall thereupon cease. Millennium shall be the surviving entity in the Merger (sometimes hereinafter referred to as the “Surviving Entity”) and shall continue to be governed by the laws of the State of Delaware.

(b) Prior to the Closing, Millennium shall prepare, and as soon as practicable on the Closing Date shall cause a certificate of merger meeting the requirements of Section 264 of the DGCL and Section 18-209 of the DLLCA (the “Delaware Certificate”) to be properly acknowledged, executed and filed in accordance with such section and the other applicable provisions of the DGCL and the DLLCA.

(c) The Merger shall become effective at such time as the Delaware Certificate is duly filed with the Secretary of State of the State of Delaware, or at such other time as Millennium and Lyondell shall have agreed upon and designated in the Delaware Certificate as the effective time of the Merger (such time at which the Merger shall have become effective is herein referred to as the “Effective Time”).

(d) The Merger shall have the effects specified herein and in the DGCL, including Section 259 thereof, and in the DLLCA, including Section 18-209 thereof.

Section 1.2 Exchange of Certain Certificates.

(a) Immediately prior to the Effective Time, Lyondell shall purchase from Millennium, and Millennium shall issue and deliver to Lyondell, one validly issued, fully paid and nonassessable share of Millennium’s Series A preferred stock, par value $0.01, with the powers, designations, preferences and rights thereof as set forth in the form of the Certificate of Designations attached hereto as Exhibit 1.2 (the “Millennium Preferred Share”), in exchange for such number of validly issued, fully paid and nonassessable shares of Lyondell’s common stock, par value $1.00 per share (“Lyondell Common Stock”), as is equal to $1,000 divided by the Daily Average Price of Lyondell Common Stock, rounded up to the nearest whole share. The shares of Lyondell Common Stock delivered to Millennium as payment for the Millennium Preferred Share are herein referred to as the “Lyondell Initial Shares.” Prior to the issuance and delivery of the Millennium Preferred Share, Millennium shall file with the Secretary of State of the State of Delaware a Certificate of Designations substantially in the form of the Certificate of Designations attached hereto as Exhibit 1.2. Any certificate representing the Millennium Preferred Share shall bear the following legend:

THE SHARE REPRESENTED BY THIS CERTIFICATE HAS BEEN ACQUIRED FOR INVESTMENT AND HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. SUCH SHARE MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY AS TO THE AVAILABILITY OF AN EXEMPTION FROM REGISTRATION AND THAT SUCH REGISTRATION IS NOT REQUIRED.

(b) In accordance with Section 202 of the DGCL, the Lyondell Initial Shares shall be restricted and (i) shall not be owned by any Person other than Millennium or Lyondell and (ii) shall not be transferred to any Person, except that automatically at the Effective Time the Lyondell Initial Shares shall be transferred to Lyondell. All certificates representing the Lyondell Initial Shares shall bear the following legend:

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE RESTRICTED AND (I) SHALL NOT BE OWNED BY ANY PERSON OTHER THAN MILLENNIUM CHEMICALS INC. OR LYONDELL CHEMICAL COMPANY AND (II) SHALL NOT BE TRANSFERRED EXCEPT AS PROVIDED IN THIS LEGEND. AT THE EFFECTIVE TIME OF THE MERGER OF ARIES SUBSIDIARY LLC WITH AND INTO MILLENNIUM CHEMICALS INC.

PURSUANT TO THE AGREEMENT AND PLAN OF MERGER, DATED MARCH 28, 2004, AMONG LYONDELL CHEMICAL COMPANY, MILLENNIUM CHEMICALS INC. AND ARIES SUBSIDIARY LLC, THE SHARES REPRESENTED BY THIS CERTIFICATE SHALL AUTOMATICALLY BE TRANSFERRED TO LYONDELL CHEMICAL COMPANY.

Section 1.3 The Closing. Upon the terms and subject to the conditions of this Agreement, the closing (the “Closing”) of the Merger shall take place (a) at the offices of Baker Botts L.L.P., One Shell Plaza, 910 Louisiana, Houston, Texas 77002, at 9:00 a.m., local time, on the first business day immediately following the first day on which all of the conditions set forth in Section 8.1 have been satisfied or waived (other than conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions), or (b) at such other time, date or place as Millennium and Lyondell may agree in writing. The date on which the Closing occurs is hereinafter referred to as the “Closing Date.”

ARTICLE 2

ORGANIZATIONAL DOCUMENTS OF THE SURVIVING ENTITY

Section 2.1 Charter of the Surviving Entity. As of the Effective Time, the certificate of incorporation of Millennium as in effect immediately prior to the Effective Time shall be amended so as to read in its entirety in the form attached hereto as Exhibit 2.1, and, as so amended, shall be the certificate of incorporation of the Surviving Entity (the “Charter”), until duly amended as provided therein or in accordance with Applicable Law.

Section 2.2 Bylaws of the Surviving Entity. As of the Effective Time, the bylaws of Millennium as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Entity (the “Bylaws”), until duly amended as provided therein or in accordance with Applicable Law.

ARTICLE 3

OFFICERS AND DIRECTORS OF THE SURVIVING ENTITY

AND ADDITIONAL DIRECTORS OF LYONDELL

Section 3.1 Directors of the Surviving Entity. Prior to the Effective Time, Millennium shall take all action necessary (i) to cause Lyondell’s designees to be elected or appointed to the Board of Directors of Millennium (the “Millennium Board”) effective as of the Effective Time, and (ii) to obtain the resignations of all other directors of Millennium effective as of the Effective Time.

Section 3.2 Officers of the Surviving Entity. As of the Effective Time, the officers of Millennium immediately prior to the Effective Time shall be the officers of the Surviving Entity as of the Effective Time until their successors are duly elected or appointed or until their earlier death, resignation or removal in accordance with the Charter and the Bylaws.

Section 3.3 Additional Directors of Lyondell. Prior to the Effective Time, the Board of Directors of Lyondell (the “Lyondell Board”) shall take all necessary action to appoint two current members of the Millennium Board as additional members of the Lyondell Board effective as of the Effective Time. The members of the Millennium Board to be appointed to the Lyondell Board will be determined by the Lyondell Board after consultation with the Millennium Board. From and after the Effective Time, each such person shall serve as a director of Lyondell until such person’s successor is duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of Lyondell.

ARTICLE 4

EFFECT OF THE MERGER ON CAPITAL STOCK; EXCHANGE OF CERTIFICATES

Section 4.1 Effect on Capital Stock of Millennium. As of the Effective Time, by virtue of the Merger, and without any further action by Millennium, Millennium Merger Sub or Lyondell or by the holders of any securities of Millennium, Millennium Merger Sub or Lyondell:

(a) Merger Consideration. Each issued and outstanding share of Millennium Common Stock (other than shares of Millennium Common Stock addressed in Sections 4.1(c) or 4.1(d)) shall automatically be converted into the right to receive that number of validly issued, fully paid and nonassessable shares of Lyondell Common Stock as is equal to the Merger Consideration. As of the Effective Time, all such shares of Millennium Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate, which immediately prior to the Effective Time represented such shares of Millennium Common Stock (the “Millennium Certificates”), shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration.

(b) Effect on the Millennium Preferred Share. The Millennium Preferred Share issued and outstanding immediately prior to the Effective Time shall automatically be converted into the number of shares of common stock of the Surviving Entity as is equal to that number of shares of Millennium Common Stock that are converted into the right to receive shares of Lyondell Common Stock in the Merger.

(c) Cancellation of Millennium Common Stock Owned by Lyondell. Each share of Millennium Common Stock that is owned directly by Lyondell or its Subsidiaries immediately prior to the Effective Time shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(d) Effect on Millennium Treasury Stock. Each share of Millennium’s common stock, par value $0.01 per share (the “Millennium Common Stock”), that is owned directly by Millennium immediately prior to the Effective Time and is not held on behalf of any third party shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor. Each share of Millennium Common Stock that is owned directly by any Subsidiary of Millennium immediately prior to the Effective Time and is not held on behalf of any third party shall, at the written election of Lyondell delivered to Millennium, (i)

automatically be canceled and shall cease to exist, in which case no consideration shall be delivered in exchange therefor, (ii) remain outstanding as a share of common stock of the Surviving Entity, or (iii) be converted into and exchanged for such other shares of capital stock of the Surviving Entity as Lyondell may direct. Lyondell shall submit to Millennium, for its consent, a proposal as to the election to be made by Lyondell and any associated internal restructuring relating to the ownership by Subsidiaries of Millennium of capital stock of Millennium (including distributions of Millennium Common Stock by Subsidiaries of Millennium or conversions or mergers of such Subsidiaries). The consent of Millennium to such proposal may not be unreasonably withheld. Lyondell and Millennium shall consult and cooperate with each other in good faith in developing and implementing such proposal. If Lyondell fails to submit such a proposal to Millennium sufficiently prior to the satisfaction of all conditions in Article 8 to permit implementation prior to the Effective Time, then, immediately prior to the Effective Time, Millennium shall effect a series of mergers that merge each Subsidiary that directly owns any Millennium Common Stock, and any intermediate Subsidiary between such Subsidiary and Millennium, into Millennium, so that immediately prior to the Effective Time the Millennium Common Stock theretofore owned by any such Subsidiary is directly owned by Millennium.

(e) Conversion of Millennium Stock Options.

(i) Millennium and Lyondell shall take all action reasonably necessary so that each option to purchase shares of Millennium Common Stock (the “Millennium Stock Options”) outstanding under the Millennium 2001 Omnibus Incentive Plan and the Millennium Long Term Stock Incentive Plan (the “Millennium Stock Plans”) immediately prior to the Effective Time shall be converted automatically at the Effective Time into an option to purchase a number of shares of Lyondell Common Stock (a “Converted Option”) equal to the number of shares of Millennium Common Stock subject to such Millennium Stock Option multiplied by the Exchange Ratio; provided, however, that any fractional share resulting from such multiplication shall be rounded to the nearest whole share. Each Converted Option shall be fully vested as of the Effective Time and the exercise price per share of each Converted Option shall equal the exercise price per share of such Millennium Stock Option divided by the Exchange Ratio; provided, however, that such exercise price shall be rounded to the nearest whole cent. Notwithstanding the foregoing, each Millennium Stock Option which is intended to be an “incentive stock option” (as defined under Section 422 of the Code) shall be adjusted in accordance with the requirements of Section 424 of the Code. Millennium and Lyondell shall not provide for the purchase of a Converted Option pursuant to Section 13.1 of the Millennium Long Term Stock Incentive Plan in connection with the Merger.

(ii) As of the Effective Time, Lyondell shall assume the obligations of Millennium under the Millennium Stock Plans, shall assume such plans for purposes of employing such plans to make grants of stock options and other awards based on Lyondell Common Stock following the Merger, and shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Lyondell Common Stock for delivery upon exercise of the Converted

Options. Lyondell shall use commercially reasonable efforts to cause the registration of the shares of Lyondell Common Stock subject to the Converted Options, to become effective as part of a registration statement on Form S-8, or any successor or other appropriate forms, with respect to the shares of Lyondell Common Stock subject to the Converted Options, no later than the Effective Time. Thereafter, to the extent required by law, Lyondell shall deliver to holders of Converted Options any applicable prospectus and shall maintain the effectiveness of such registration statement or registration statements, including the current status of any related prospectus, for so long as the Converted Options remain outstanding. Millennium will make available to Lyondell a true and complete list of all outstanding Millennium Stock Options.

(iii) With respect to those individuals, if any, who subsequent to the Effective Time will be subject to the reporting requirements under Section 16(a) of the Exchange Act, where applicable, Lyondell shall use all reasonable efforts to administer or cause to be administered the Millennium Stock Plans assumed pursuant to this Section 4.1 in a manner that complies with Rule 16b-3 promulgated under the Exchange Act to the extent the Millennium Stock Plans complied with such rule prior to the Merger.

(iv) As soon as practicable after the Effective Time, Lyondell shall deliver or cause to be delivered to each holder of Converted Options an appropriate notice setting forth such holder’s rights pursuant to any Millennium Stock Plans, after giving effect to the transactions contemplated hereby.

(f) Convertible Debentures. Effective upon consummation of the Merger, Lyondell shall execute and deliver a supplemental indenture whereby it shall agree to be bound by the conversion provisions of Millennium’s 4% Convertible Senior Debentures due 2023 (the “Convertible Debentures”) and take all other action necessary, such that following the Effective Time, each outstanding Convertible Debenture will be convertible into the Merger Consideration which the holder thereof would have had the right to receive if such Convertible Debenture had been converted into Millennium Common Stock immediately prior to the Effective Time.

(g) Effect on the Membership Interests of Millennium Merger Sub. As of the Effective Time, each membership interest of Millennium Merger Sub issued and outstanding immediately prior to the Effective Time shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

Section 4.2 Merger Consideration. The “Merger Consideration” shall equal the number of shares of Lyondell Common Stock determined as follows (the resulting number of shares of Lyondell Common Stock so issuable in exchange for one share of Millennium Common Stock, the “Exchange Ratio”); if the Daily Average Price of Lyondell Common Stock:

(a) is greater than or equal to $20.50, the Merger Consideration shall be 0.95 shares of Lyondell Common Stock.

(b) is less than $20.50 and greater than $16.50, the Merger Consideration shall be the number of shares of Lyondell Common Stock determined by the following formula:

1.4625 - (0.025 x Daily Average Price).

(c) is less than or equal to $16.50, the Merger Consideration shall be 1.05 shares of Lyondell Common Stock.

“Daily Average Price” shall mean the average of the Daily Prices for the 20 consecutive Trading Days ending on the third Trading Day immediately prior to the Closing Date.

“Daily Price” shall mean, on any Trading Day, the volume weighted average price (calculated to the nearest thousandth) of Lyondell Common Stock on such day for sales conducted regular way on the New York Stock Exchange, Inc. (the “NYSE”), as such volume weighted average price is calculated on the VAP screen on the Bloomberg Professional™ Service and shown as VWAP for such period or, if not calculated thereby, another authoritative source.

“Trading Day” shall mean any day on which the NYSE is open for trading.

Notwithstanding the foregoing, if between the date of this Agreement and the Effective Time with the consent of the other party, the outstanding shares of Lyondell Common Stock or Millennium Common Stock shall have been changed into a different number of shares or a different class, by reason of the occurrence or record date of any stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction (other than pursuant to a transaction expressly contemplated by this Agreement), the Merger Consideration shall be appropriately adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction.

Section 4.3 Exchange of Certificates.

(a) Exchange Agent. As of the Closing Date, Lyondell shall enter into an agreement with American Stock Transfer & Trust Company (the “Exchange Agent”), which shall provide that Lyondell shall deposit with the Exchange Agent, for the benefit of the holders of Millennium Common Stock, for exchange in accordance with this Article 4, through the Exchange Agent, certificates representing shares of Lyondell Common Stock (the “Lyondell Certificates”) representing the aggregate number of shares of Lyondell Common Stock issuable upon conversion of the issued and outstanding shares of Millennium Common Stock pursuant to Section 4.1 (such shares of Lyondell Common Stock, together with any dividends or distributions with respect thereto with a record date after the Effective Time being hereinafter referred to as the “Exchange Fund”).

(b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a Millennium Certificate (each a “Certificate”) whose shares have been converted into the right to receive shares of Lyondell Common Stock pursuant to Section 4.1 (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Millennium and Lyondell may reasonably specify), and (ii) instructions for use in effecting the surrender of the Certificates and for receipt of the Lyondell Certificates to which such holder is entitled set forth in this Article 4. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive a Lyondell Certificate representing that number of shares of Lyondell Common Stock which such holder has the right to receive pursuant to the provisions of this Article 4, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of shares of Millennium Common Stock not registered in the transfer records of Millennium, a Lyondell Certificate representing the proper number of shares of Lyondell Common Stock may be issued to a person other than the person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such issuance shall pay any transfer or other non-income taxes required by reason of the issuance of shares of Lyondell Common Stock to a person other than the registered holder of such Certificate or establish to the satisfaction of Lyondell that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 4.3, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender Lyondell Certificates representing the number of shares of Lyondell Common Stock which the holder has the right to receive pursuant to this Article 4.

(c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to shares of Lyondell Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Lyondell Common Stock issuable to such holder hereunder and no cash payment for fractional shares shall be paid to any such holder pursuant to Section 4.3(d), in each case until the surrender of such Certificate in accordance with this Article 4. All such dividends and other distributions shall be paid by Lyondell to the Exchange Agent and shall be included in the Exchange Fund. Subject to the effect of applicable escheat or similar laws, following surrender of any such Certificate there shall be paid to the holder of a Lyondell Certificate representing shares of Lyondell Common Stock issued in the Merger (i) at the time of such surrender, the amount of any cash payable for a fractional share of Lyondell Common Stock to which such holder is entitled pursuant to Section 4.3(d) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such shares of Lyondell Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such shares of Lyondell Common Stock. Lyondell shall make available to the Exchange Agent for these purposes, as necessary, cash and other property, if any, to which the holder may be entitled. No interest will be paid or will accrue on any cash payable to holders of Certificates pursuant to the provisions of this Article 4.

(d) Fractional Shares. No certificates representing fractional shares of Lyondell Common Stock shall be issued upon the surrender for exchange of Certificates pursuant to this Article 4, and, except as provided in this Section 4.3(d), no dividend or other distribution shall relate to any such fractional security. In lieu of any fractional security, each holder of shares of Millennium Common Stock who would otherwise have been entitled to a fraction of a share of Lyondell Common Stock pursuant to this Article 4 will be paid an amount in cash (without interest) equal to such holder’s proportionate interest in the sum of (i) the net proceeds from the sale or sales by the Exchange Agent in accordance with the provisions of this Section 4.3(d), on behalf of all such holders, of the Excess Securities and (ii) the aggregate dividends or other distributions that are payable with respect to such Excess Securities pursuant to Section 4.3(c) (such dividends and distributions being herein called the “Fractional Dividends”). As soon as practicable following the Effective Time, the Exchange Agent shall determine the excess of (x) the number of whole shares of Lyondell Common Stock into which the Millennium Common Stock was converted pursuant to Section 4.1(a) over (y) the aggregate number of whole shares of Lyondell Common Stock to which the former holders of Millennium Common Stock are entitled pursuant to Section 4.1(a) (such excess being herein called the “Excess Securities”) and the Exchange Agent, as agent for the former holders of Millennium Common Stock, shall sell the Excess Securities at the prevailing prices on the NYSE. The sale of the Excess Securities by the Exchange Agent shall be executed on the NYSE through one or more member firms of the NYSE and shall be executed in round lots to the extent practicable. The Exchange Agent shall deduct from the proceeds of sale of the Excess Securities all commissions, transfer taxes and other out-of-pocket transaction costs, including the expenses and compensation of the Exchange Agent, incurred in connection with such sale of Excess Securities. Until the net proceeds of such sale of Excess Securities and the Fractional Dividends have been distributed to the former stockholders of Millennium, the Exchange Agent will hold such proceeds and dividends in trust for such former stockholders. As soon as practicable after the determination of the amount of cash to be paid to former stockholders of Millennium for any fractional interests, the Exchange Agent shall make available in accordance with this Agreement such amounts to such former stockholders.

(e) No Further Ownership Rights in Millennium Common Stock. All shares of Lyondell Common Stock represented by the Lyondell Certificates delivered upon the surrender of Certificates in accordance with the terms of this Article 4 (including any cash or other property delivered pursuant to this Article 4) shall be deemed to have been issued (and delivered) in full satisfaction of all rights pertaining to the shares of Millennium Common Stock previously owned by the holders of such Certificates, subject, however, to the Surviving Entity’s obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been authorized or made by Millennium on such shares of Millennium Common Stock which remain unpaid at the Effective Time.

(f) Termination of Exchange Fund. Any portion of the Exchange Fund and any cash for fractional shares of Lyondell Common Stock made available to the Exchange Agent which remain undistributed to the holders of the Certificates for six months after the Effective Time shall be delivered to Lyondell, and any holders of the Certificates who have not theretofore complied with this Article 4 shall thereafter look only to Lyondell for payment of their claim for Merger Consideration, cash for fractional shares, and any dividends or distributions with respect to shares of Lyondell Common Stock.

(g) No Liability. None of Lyondell, Millennium, Millennium Merger Sub or the Exchange Agent shall be liable to any person in respect of any shares of Lyondell Common Stock (or dividends or distributions with respect thereto) or cash or other property from the

Exchange Fund in each case delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate shall not have been surrendered immediately prior to such earlier date on which any Merger Consideration, any cash or other property delivered to the holder of such Certificate pursuant to this Article 4 or any dividends or distributions payable to the holder of such Certificate would otherwise escheat to or become the property of any governmental body or authority, any Merger Consideration, cash and dividends or distributions in respect of such Certificate shall, to the extent permitted by Applicable Law, become the property of Lyondell, free and clear of all claims or interest of any person previously entitled thereto.

(h) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by Lyondell, on a daily basis. Any interest and other income resulting from such investments shall be paid to Lyondell; provided, however, that no such investment or loss shall affect the amounts payable to any holder of a Certificate.

(i) Exchanges by Affiliates. Notwithstanding anything in this Agreement to the contrary, any shares of Lyondell Common Stock and Lyondell Certificates therefor issued to affiliates of Millennium as a result of the Merger shall be subject to the restrictions on transfer described in Section 7.13 and Exhibit 7.13, and such shares shall bear restrictive legends as described in Exhibit 7.13.

(j) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Lyondell, the posting by such person of a bond in such reasonable amount as Lyondell may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will deliver upon receipt of such lost, stolen or destroyed Certificate Lyondell Certificates representing the Merger Consideration and, if applicable, any unpaid dividends and distributions on shares of Lyondell Common Stock deliverable in respect thereof, pursuant to this Agreement.

(k) Withholding Rights. The Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of shares of Millennium Common Stock pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or under any provision of state or foreign tax law. To the extent amounts are so withheld and paid over to the appropriate taxing authority, such withheld amounts shall be treated for the purposes of this Agreement as having been paid to the former holder of the shares of Millennium Common Stock. If withholding is required from shares of Lyondell Common Stock, the Exchange Agent shall sell in the open market such shares of Lyondell Common Stock as is necessary to satisfy such withholding obligation and shall pay such cash proceeds to the appropriate taxing authority.

Section 4.4 Appraisal Rights. In accordance with Section 262 of the DGCL, no appraisal rights shall be available to holders of Millennium Common Stock in connection with the Merger.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF MILLENNIUM

Except as set forth in (i) the Millennium Annual Report on Form 10-K for the year ended December 31, 2003 (excluding the documents filed as exhibits thereto to the extent that the information is only set forth in such exhibit) (the “Millennium 2003 10-K”) or (ii) the disclosure letter delivered to Lyondell by Millennium at or prior to the execution hereof (the “Millennium Disclosure Letter”) and which either makes reference to the particular subsection of this Agreement to which exception is being taken or for which the disclosure in the Millennium Disclosure Letter is sufficiently obvious on its face to give Lyondell reasonable notice that it applies as an exception to another representation and warranty in this Article 5, Millennium represents and warrants to Lyondell the following:

Section 5.1 Existence; Good Standing; Corporate Authority. Millennium is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Millennium is duly qualified to do business and, to the extent such concept or similar concept exists in the relevant jurisdiction, is in good standing under the laws of any jurisdiction in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified does not and is not reasonably likely to have, individually or in the aggregate, a Millennium Material Adverse Effect. Millennium has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted. The copies of Millennium’s restated certificate of incorporation and bylaws previously made available to Lyondell are true and correct and contain all amendments as of the date hereof.

Section 5.2 Authorization, Validity and Effect of Agreements; Recommendation. Millennium has the requisite corporate power and authority to execute and deliver this Agreement and all other agreements and documents contemplated hereby to which it is or will become a party and to consummate the transactions this Agreement and those other agreements and documents contemplate. The consummation by Millennium of the transactions contemplated hereby has been duly authorized by all requisite corporate action on behalf of Millennium, other than the approvals referred to in Section 5.20. Millennium has duly executed and delivered this Agreement. This Agreement constitutes a valid and legally binding obligation of Millennium, enforceable against Millennium in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights and general principles of equity.

Section 5.3 Exemption from Section 203; Charter and Bylaws. The Board of Directors of each of Millennium and Millennium Merger Sub has taken all appropriate and necessary actions exempting this Agreement and the transactions contemplated hereby from (i) the restrictions on “business combinations” set forth in Section 203 of the DGCL and (ii) any other applicable takeover law restricting or purporting to restrict business combinations. No anti-takeover provision contained in the charter or bylaws of Millennium or Millennium Merger Sub is, or at the Effective Time will be, applicable to the transactions contemplated hereby.

Section 5.4 Capitalization. As of the date hereof, the authorized Millennium Common Stock consists of 225,000,000 shares of common stock, par value $0.01 per share, and 25,000,000 shares of preferred stock, par value $0.01 per share. As of March 17, 2004, 77,896,586 shares of Millennium Common Stock were issued and outstanding, of which 12,861,460 were held by Millennium US Op. Co., LLC and treated as treasury shares in the consolidated financial statements of Millennium, and no shares of preferred stock were issued and outstanding. Between March 17, 2004 and the date of this Agreement, no more than 10,000 shares of Millennium Common Stock have been issued and, except as provided in Section 1.2, no shares of preferred stock have been issued. All of the outstanding shares of Millennium Common Stock have been duly authorized and are validly issued, fully paid, nonassessable and free of preemptive rights. Other than shares of Millennium capital stock reserved for issuance upon conversion of the Convertible Debentures, pursuant to Millennium’s Long Term Stock Incentive Plan, Millennium’s Long Term Incentive Plan, Millennium’s Executive Long Term Incentive Plan and Millennium’s Omnibus Plan (collectively, the “Millennium Plans”), Millennium has no shares of Millennium Common Stock or preferred stock or other shares of capital stock reserved for or otherwise subject to issuance, except as provided in Section 1.2. As of March 17, 2004, there were not more than 2,645,345 shares of Millennium Common Stock that Millennium was obligated to issue pursuant to Millennium Plans. Except pursuant to the Millennium Plans or the Convertible Debentures or as set forth above, there are no preemptive or other outstanding rights, options, warrants, calls, subscriptions, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements or commitments to issue, transfer or sell any shares of capital stock or other voting securities of Millennium or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Other than the Convertible Debentures, Millennium has no outstanding bonds, debentures, notes or other debt obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities the holders of which have the right to vote) with the stockholders of Millennium on any matter. Other than as set forth above, no shares of Millennium Common Stock are held by a Subsidiary of Millennium. Section 5.4 of the Millennium Disclosure Letter sets forth a list of (i) all outstanding options and warrants of Millennium as of the date hereof together with all applicable exercise or strike prices, vesting and termination dates of such options and warrants and (ii) all shares of restricted stock outstanding and the vesting dates of such restricted stock.

Section 5.5 Subsidiaries. Each of Millennium’s Subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has the corporate power and authority to own, operate and lease its properties and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing (where applicable) in each jurisdiction in which the ownership, operation or lease of its property or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so qualified or to be in good standing does not and is not reasonably likely to have a Millennium Material Adverse Effect. As of the date of this Agreement, all of the outstanding shares of capital stock of, or other ownership interests in, each of Millennium’s Subsidiaries are duly authorized, validly issued, fully paid and nonassessable and are owned, directly or indirectly, by Millennium free and clear of all mortgages, deeds of trust, liens, security interests, pledges, leases, conditional sale contracts, charges, privileges, easements, rights of way, reservations, options, rights of first refusal and other encumbrances (“Liens”).

Section 5.6 Compliance with Laws; Permits. Except for such matters as, individually or in the aggregate, do not or are not reasonably likely to have a Millennium Material Adverse Effect:

(a) Neither Millennium nor any Subsidiary of Millennium is in violation of any applicable law, rule, regulation, code, governmental determination, order, treaty, convention or governmental certification requirement, U.S. or non-U.S. (collectively, “Applicable Laws“), and no claim is pending or, to the knowledge of Millennium, threatened with respect to any such matters.

(b) No investigation or review by any Governmental Entity with respect to Millennium or any of its Subsidiaries is pending or, to the knowledge of Millennium, threatened, nor has any Governmental Entity indicated an intention to conduct the same.

(c) To the knowledge of Millennium, no material change is required in its or any of its Subsidiaries’ processes, properties or procedures in connection with any such Applicable Laws, and it has not received any notice or communication of any material noncompliance with any such Applicable Laws that has not been cured as of the date of this Agreement.

(d) Millennium and each Subsidiary of Millennium hold all material permits, licenses, certifications, variations, exemptions, orders, franchises and approvals of all governmental or regulatory authorities necessary for the lawful conduct of their respective businesses (the “Millennium Permits“). All Millennium Permits are in full force and effect and there exists no default thereunder or breach thereof, and Millennium has no notice or knowledge that such Millennium Permits will not be renewed in the ordinary course after the Effective Time. No Governmental Entity has given notice of, or to the knowledge of Millennium threatened to give notice of or to take, any action to terminate, cancel or reform any Millennium Permit.

(e) Millennium and each Subsidiary of Millennium possess all material permits, licenses, operating authorities, orders, exemptions, franchises, variances, consents, approvals or other authorizations required for the present ownership and operation of all its real property or leaseholds (“Millennium Real Property“). There exists no material default or breach with respect to, and no party or Governmental Entity has taken or, to the knowledge of Millennium, threatened to take, any action to terminate, cancel or reform any such permit, license, operating authority, order, exemption, franchise, variance, consent, approval or other authorization pertaining to Millennium Real Property.

Section 5.7 No Conflict. Neither the execution and delivery by Millennium of this Agreement nor the consummation by Millennium of the Merger in accordance with the terms of this Agreement will:

(a) (i) subject to the approvals referred to in Section 5.20, conflict with or result in a breach or violation of, or default under any provisions of its certificate of incorporation or bylaws, (ii) conflict with or result in a breach or violation of, or a default under, the certificate of incorporation or bylaws or comparable governing instruments of any of its

Subsidiaries, (iii) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or give rise to a right of purchase under, or accelerate the performance required by, or result in the creation of any Lien upon any of the properties of Millennium or its Subsidiaries under, or result in being declared void, voidable, or without further binding effect, any of the terms, conditions or provisions of, any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, lease, contract, agreement, joint venture or other instrument or obligation to which Millennium or any of its Subsidiaries is a party, or by which Millennium or any of its Subsidiaries or any of its or their properties is bound or affected or (iv) subject to the filings and other matters referred to in Section 5.7(c), contravene or conflict with or constitute a violation of any provision of any Applicable Law binding upon or applicable to Millennium or any of its Subsidiaries, except for such matters described in clause (ii) or (iii) as do not and are not reasonably likely to have, individually or in the aggregate, a Millennium Material Adverse Effect;

(b) result in any “change of control” or similar event or circumstance under (i) the terms of any Millennium Material Contract or under any contract or plan under which any employees, officers or directors of Millennium or any of its Subsidiaries are entitled to payments or benefits, which gives rise to rights or benefits not otherwise available absent such change of control or similar event or (ii) any Millennium Permit; or

(c) require any consent, approval or authorization of, or filing or registration with, any governmental or regulatory authority, court, agency, commission, body or other governmental entity (“Governmental Entity”), other than the filings or notices (i) specifically referenced in Section 1.1, (ii) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), the Securities Act of 1933, as amended (the “Securities Act”) or (iii) under applicable state securities and “Blue Sky” laws or applicable non-U.S. competition, antitrust or premerger notification laws ((i), (ii) and (iii) collectively, the “Millennium Regulatory Filings”), except for any consent, approval or authorization the failure of which to obtain and for any filing or registration the failure of which to make does not and is not reasonably likely to have a Millennium Material Adverse Effect or substantially impair or delay the consummation of the transactions contemplated hereby.

Section 5.8 SEC Documents.

(a) Millennium has timely filed with the Securities and Exchange Commission (the “SEC”) all documents required to be so filed by it in the preceding twelve months pursuant to Sections 13(a), 14(a) and 15(d) of the Exchange Act. Millennium and its Subsidiaries have filed with the SEC all documents required to be so filed by them in the preceding three fiscal years and during 2004 pursuant to Section 13(a) of the Exchange Act without regard to Rule 12b-25. Millennium has made available to Lyondell each registration statement, report, proxy statement or information statement (other than preliminary materials) it or its Subsidiaries have so filed in the preceding three fiscal years and during 2004, each in the form (including exhibits and any amendments thereto) filed with the SEC (collectively, the “Millennium Reports”). As of its respective date, each Millennium Report (i) complied in all material respects in accordance with the applicable requirements of the Exchange Act and the rules and regulations thereunder and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading except for such statements, if any, as have been modified by subsequent filings with the SEC prior to the date hereof. Each of the consolidated balance sheets included in or incorporated by reference into Millennium Reports (including the related notes and schedules) fairly presents in all material respects the consolidated financial position of Millennium and its Subsidiaries as of its date, and each of the consolidated statements of operations, cash flows and changes in stockholders’ equity included in or incorporated by reference into Millennium Reports (including any related notes and schedules) fairly presents in all material respects the results of operations, cash flows or changes in stockholders’ equity, as the case may be, of Millennium and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to (x) such exceptions as may be permitted by Form 10-Q and Regulation S-X of the SEC and (y) normal year-end audit adjustments), in each case in accordance with U.S. generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein, except for such consolidated balance sheets and consolidated statements of operations, cash flows and changes in stockholders equity, if any, as have been modified or restated and have been included in subsequent filings with the SEC prior to the date hereof.

(b) Except as and to the extent set forth on the consolidated balance sheet of Millennium and its Subsidiaries included in the Millennium 2003 10-K, including all notes thereto, as of the date of such balance sheet, neither Millennium nor any of its Subsidiaries had any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on, or reserved against in, the balance sheet of Millennium or in the notes thereto prepared in accordance with U.S. generally accepted accounting principles consistently applied, other than liabilities or obligations which do not and are not reasonably likely to have, individually or in the aggregate, a Millennium Material Adverse Effect.

(c) The Chief Executive Officer and Chief Financial Officer of Millennium have made all certifications required by Section 302 and Section 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and any related rules and regulations promulgated by the SEC; such certifications are complete and correct, contain no qualifications or exceptions to the matters certified therein and have not been modified or withdrawn; and Millennium is otherwise in compliance with all applicable effective provisions of the Sarbanes-Oxley Act and the applicable effective listing and corporate governance rules of the NYSE. Neither Millennium nor any of its officers has received notice from any Governmental Entity challenging or questioning the accuracy, completeness, form or manner of filing or submission of the certifications required by the Sarbanes-Oxley Act and made by its Chief Executive Officer and Chief Financial Officer.

(d) Millennium has in place the “disclosure controls and procedures” (as defined in Rules 13a-14(c) and 15d-14(c) of the Exchange Act) required in order for the Chief Executive Officer and Chief Financial Officer of Millennium to engage in the review and evaluation process mandated by the Exchange Act. Millennium’s disclosure controls and procedures are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by Millennium in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Millennium’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and Chief Financial Officer of Millennium referenced in Section 5.8(c).

(e) Millennium and its Subsidiaries maintain accurate books and records reflecting in all material respects its assets and liabilities and maintain proper and adequate internal accounting controls.

(f) Neither Millennium nor its Subsidiaries has, since July 30, 2002, extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of Millennium. No loan or extension of credit is maintained by Millennium or its Subsidiaries to which the second sentence of Section 13(k)(1) of the Exchange Act applies.

Section 5.9 Litigation. There are no actions, suits, investigations, inquiries or other proceedings pending against Millennium or any of its Subsidiaries or, to Millennium’s knowledge, threatened against Millennium or any of its Subsidiaries, at law or in equity or in any arbitration or similar actions, suits, investigations, inquiries or other proceedings, before or by any U.S. federal, state or non-U.S. court, commission, board, bureau, agency or instrumentality or any U.S. or non-U.S. arbitral or other dispute resolution body, or any new development in any such existing actions, suits, investigations, inquiries or other proceedings, that are reasonably likely to have, individually or in the aggregate, a Millennium Material Adverse Effect. Except as set forth in the footnotes to the balance sheet of Millennium and its subsidiaries included in the Millennium 2003 10-K, the liabilities that are reasonably likely to be incurred by Millennium in such actions, suits, investigations, inquiries or other proceedings do not exceed the reserves included in such balance sheet by an amount which is reasonably likely to have a Millennium Material Adverse Effect.

Section 5.10 Absence of Certain Changes. Since December 31, 2003, there has not been: (i) any event or occurrence that has had or is reasonably likely to have a Millennium Material Adverse Effect; (ii) any change by Millennium or any of its Subsidiaries in any of its accounting methods, principles or practices or any of its tax methods, practices or elections, except as required by U.S. generally accepted accounting principles; (iii) any declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of Millennium or any redemption, purchase or other acquisition of any of its securities; (iv) any split, combination or reclassification of any capital stock of Millennium or any of its Subsidiaries or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of that capital stock; (v) any granting, or any commitment or promise to grant, by Millennium or any of its Subsidiaries to any officer of Millennium or any of its Subsidiaries of (A) any increase in compensation, except, with respect to officers of Millennium’s Subsidiaries or as required by employment agreements in effect as of December 31, 2003 or (B) any increase in severance or termination pay, except as part of a standard employment package to any person promoted or hired other than one of the five most highly compensated executive officers of Millennium, or as employment, severance or termination agreements in effect as of December 31, 2003 required; (vi) any entry by Millennium or any of its Subsidiaries into any employment, severance or termination agreement with any officer of Millennium or any of its Subsidiaries;

(vii) any entry into, or amendment of any collective bargaining agreement or similar labor arrangement by Millennium and its Subsidiaries; (viii) any increase in, or any commitment or promise to increase, benefits payable or available under any pre-existing Millennium Benefit Plan, except in accordance with the pre-existing terms of that Millennium Benefit Plan, any establishment of, or any commitment or promise to establish, any new Millennium Benefit Plan, any amendment of any existing stock options, stock appreciation rights, performance awards or restricted stock awards or, except in accordance with and under pre-existing compensation policies, any grant, or any commitment or promise to grant, any stock options, stock appreciation rights, performance awards, or restricted stock awards; (ix) any damage to or any destruction or loss of physical properties Millennium or any of its Subsidiaries owns or uses, whether or not covered by insurance, that in the aggregate has had or are reasonably likely to have a Millennium Material Adverse Effect; or (x) any reevaluations by Millennium or any of its Subsidiaries of any of their assets which, in accordance with generally accepted accounting principles, Millennium will reflect in its consolidated financial statements, including any impairment of assets, and which in the aggregate are material to them. Since December 31, 2003, Millennium and its Subsidiaries have conducted their respective businesses only in, and have not engaged in any material transaction other than according to, the ordinary and usual course of such business.

Section 5.11 Taxes. Except for such matters as relate to items as reported on the United States federal income tax returns of Equistar Chemicals, LP or, individually or in the aggregate, do not or are not reasonably likely to have a Millennium Material Adverse Effect:

(a) Each of Millennium and its Subsidiaries has duly and timely filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all material respects. All Taxes shown as due by any of Millennium and its Subsidiaries on such Tax Returns have been paid. None of Millennium and its Subsidiaries currently is the beneficiary of any extension of time within which to file any United States federal Tax Return or, to the knowledge of Millennium, any other Tax Return. No claim has been made in writing within the previous five years by an authority in a jurisdiction where any of Millennium and its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(b) Each of Millennium and its Subsidiaries has complied in all material respects with laws relating to the withholding of Taxes from amounts owing to any employee, independent contractor, creditor, stockholder or other third party.

(c) The unpaid Taxes of Millennium and its Subsidiaries (i) did not, as of the date of the most recent balance sheet included in the most recent Millennium 2003 10-K containing historical financial statements, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of such most recent balance sheet (rather than in any notes thereto), and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Millennium and its Subsidiaries in filing their Tax Returns, in either case by more than 20%. The federal income Tax Returns of Millennium and each of its Subsidiaries have been examined by and settled with the Internal Revenue Service (or the applicable statute of limitations has expired) for all years through September 1992. No assessed amounts remain unpaid.

(d) No audit or other administrative or court proceedings are pending and no written notice thereof has been received in the United States, the United Kingdom or, to the knowledge of Millennium, any other jurisdiction with respect to Taxes of Millennium or any of its Subsidiaries.

(e) None of Millennium and its Subsidiaries has waived any statute of limitations in respect of federal income taxes or agreed to any extension of time with respect to a federal income tax assessment or deficiency, other than waivers or extensions that are no longer in effect.

(f) None of Millennium and its Subsidiaries is a party to any Tax allocation or sharing agreement.

(g) Section 5.11(g) of the Millennium Disclosure Letter sets forth the following information with respect to each of Millennium and its Subsidiaries as of the most recent practicable date for both United States income tax purposes and foreign tax purposes where applicable: (i) the amount (if any) of net operating loss, net capital loss, alternative minimum tax net operating loss, alternative minimum tax net capital loss, and unused alternative minimum tax credit, including the year or years in which each such attribute arose, and (ii) the amount of any deferred gain or loss allocable to Millennium or Subsidiary arising out of any intercompany transaction, within the meaning of U.S. Treas. Reg. § 1.1502-13. No Tax Return filed by Millennium and its Subsidiaries shows any limitation on the use of any attribute described in clause (i) of the preceding sentence arising under Section 382 of the Code, except in connection with the acquisition of Quantum Chemical Corporation.

(h) None of Millennium and its Subsidiaries has paid, or is obligated to make any payments in connection with the Merger (including severance payments that may become payable upon an employee’s termination of employment following the Merger) that could reasonably be expected to be nondeductible under Section 280G of the Code.

(i) Neither Millennium nor any of its Subsidiaries has constituted either a distributing corporation or a controlled corporation (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code within the last two years.

(j) None of Millennium and its Subsidiaries is a party to a gain recognition agreement under U.S. Treasury Reg. § 1.367(a)-8.

(k) Millennium does not have outstanding any stock within the meaning of Section 368(a)(1)(B) of the Code except Millennium Common Stock. Section 5.11(k) of the Millennium Disclosure Letter sets forth, by holder, the number of shares of Millennium Common Stock which were issued in connection with the performance of services, within the meaning of Section 83 of the Code, and which are subject to a substantial risk of forfeiture, within the meaning of that section.

(l) None of Millennium and its Subsidiaries will be required to include any adjustment in taxable income under Section 481 of the Code (or any similar provision of state or, to the knowledge of Millennium, local or foreign law) as a result of or after consummation of the Merger by reason of transactions, events or accounting methods arising or employed prior to the Closing.

(m) None of Millennium or any of its Subsidiaries has been a party to any transaction described in Section 707(a)(2)(B) or the related U.S. Treasury Regulations in the current calendar year or any of the four preceding calendar years.

(n) Millennium has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code within the last five years.

(o) No Subsidiary of Millennium is a “Section 1291 fund,” within the meaning of Proposed U.S. Treas. Reg. § 1.1291-1(b)(2)(v).

(p) None of Millennium and its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than the affiliated groups (x) the common parent of which is Millennium and (y) the common parent of which was a corporation which is now a Millennium Subsidiary), since December 31, 1992.

(q) Neither Millennium nor any of its Subsidiaries has consummated, has participated in, or is currently participating in any transaction which was or is a “listed transaction” as defined in the U.S. Treasury Regulations promulgated under section 6011 of the Code.

(r) Millennium has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

(s) None of Millennium and its Subsidiaries is a party to, or has a request pending for, any advance pricing agreement under Internal Revenue Service Revenue Procedure 96-53, 1996-2 C.B. 3.

(t) Neither Millennium nor any of the Millennium Subsidiaries knows of any fact, or has taken any action or has failed to take any action, that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(u) For purposes of this Section 5.11 and Sections 6.11,7.1(l) and 7.20, the following terms have the meanings given them below:

(i) “Tax” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

(ii) “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

Section 5.12 Employee Benefit Plans.

(a) Section 5.12 of the Millennium Disclosure Letter contains a list of all Millennium Benefit Plans. The term “Millennium Benefit Plans” means all material employee benefit plans and other material benefit arrangements, including all “employee benefit plans” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not U.S.-based plans, and all other material employee benefit, bonus, incentive, deferred compensation, stock option (or other equity-based), severance, employment, change in control, welfare (including post-retirement medical and life insurance) and fringe benefit plans, practices or agreements, whether or not subject to ERISA or U.S.-based and whether written or oral, sponsored, maintained or contributed to or required to be contributed to by Millennium or any of its Subsidiaries, to which Millennium or any of its Subsidiaries is a party or is required to provide benefits under Applicable Law or in which any person who is currently, has been or, prior to the Effective Time, is expected to become an employee of Millennium is a participant. Upon the written request of Lyondell, Millennium will provide to Lyondell true and complete copies of Millennium Benefit Plans and, if applicable, the most recent trust agreements and summary plan descriptions for each such plan. Millennium has also previously made available to Lyondell with respect to each such plan and any related trust (i) true and correct copies of correspondence with governmental entities and Forms 5500, and (ii) copies of all actuarial statements, funding statements and financial statements, in each case with respect to the past two calendar years and during 2004 to the date of this Agreement.

(b) With respect to each Millennium Benefit Plan (other than any Foreign Plan), except as for such matters as, individually or in the aggregate, do not or are not reasonably likely to have a Millennium Material Adverse Effect:

(i) all applicable reporting and disclosure requirements have been met with respect to Millennium Benefit Plans;

(ii) there has been no “reportable event,” as that term is defined in Section 4043 of ERISA, with respect to Millennium Benefit Plans subject to Title IV of ERISA for which the 30-day reporting requirement has not been waived;

(iii) to the extent applicable, Millennium Benefit Plans comply and have complied with the requirements of ERISA, the Code, other Applicable Law, with the regulations of any applicable jurisdiction, with any existing Governmental Entities and with the operative documents for each such plan;

(iv) any Millennium Benefit Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS;

(v) all Millennium Benefit Plans have been maintained and operated in accordance with their terms, and, to Millennium’s knowledge, there are no breaches of fiduciary duty in connection with Millennium Benefit Plans;

(vi) there are no pending or, to Millennium’s knowledge, threatened claims against or otherwise involving any Millennium Benefit Plan, and no suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of Millennium Benefit Plan activities) has been brought against or with respect to any such Millennium Benefit Plan;

(vii) there are no pending audits or investigations by any Governmental Entity involving any Millennium Benefit Plan;

(viii) all material contributions required to be made as of the date hereof to Millennium Benefit Plans have been made or provided for;

(ix) Millennium has not engaged in a transaction with respect to any Millennium Benefit Plan for which it could be subject (either directly or indirectly) to a liability for either a civil penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code;

(x) with respect to Millennium Benefit Plans or any “employee pension benefit plans,” as defined in Section 3(2) of ERISA, that are subject to Title IV of ERISA and have been maintained or contributed to within six years prior to the Effective Time by Millennium, its Subsidiaries or any trade or business (whether or not incorporated) which is under common control, or which is treated as a single employer, with Millennium or any of its Subsidiaries under Section 414(b), (c), (m) or (o) of the Code (an “Millennium ERISA Affiliate”), (i) neither Millennium nor any of its Subsidiaries has incurred any direct or indirect liability under Title IV of ERISA in connection with any termination thereof or withdrawal therefrom, and (ii) there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived; and

(xi) All individuals who performed any compensatory services for Millennium or any Subsidiary of Millennium, whether as an employee, independent contractor or “leased employee” (as defined in Section 414(n) of the Code) are, and have been, properly classified for purposes of withholding taxes and eligibility to participate in, and coverage under, any Millennium Benefit Plan.

(c) Neither Millennium nor any of its Subsidiaries nor any Millennium ERISA Affiliate contributes to, or has an obligation to contribute to, and has not within six years prior to the Effective Time contributed to, or had an obligation to contribute to, a “multiemployer plan” within the meaning of Section 3(37) of ERISA, a “multiple employer welfare association” within the meaning of Section 3(40) of ERISA, or a “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code.

(d) No Millennium Benefit Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of Millennium or any Subsidiary of Millennium for periods extending beyond their retirement date or other termination of service other than (i) coverage mandated by Applicable Law, (ii) death benefits under any “pension plan” or (iii) benefits the full cost of which is borne by the current or former employee (or his beneficiary). Except with respect to Foreign Plans, each Millennium Benefit Plan which provides post-employment medical, surgical, hospitalization, death or similar benefits may be unilaterally amended or terminated by Millennium without material liability, except as to claims incurred prior to amendment or termination.

(e) The execution and delivery of this Agreement, and the consummation of the Merger will not (either alone or upon the occurrence of any additional or subsequent events) (i) result in any payment becoming due to any employee, former employee or group of employees or former employees, of Millennium or any of its Subsidiaries; (ii) increase any benefits otherwise payable under any Millennium Benefit Plans, (iii) result in the acceleration of the time of payment or vesting of any such benefits or (iv) result in the incurrence or acceleration of any other obligation related to the Millennium Benefit Plans or to any employee, former employee or group of employees or former employees. The Millennium Disclosure Letter sets forth estimated amounts payable (as determined on or about March 27, 2004) in connection with any arrangements which are disclosed as an exception to the foregoing sentence other than any payments required to “gross-up” employees for excise taxes associated with excess parachute payments as defined in Section 280G of the Code. True and correct copies of all severance agreements or representative form thereof and employment agreements between Millennium or any of its Subsidiaries and any employee of Millennium or such Subsidiary other than non-U.S. employees have been made available to Lyondell.

(f) No stock or other security issued by Millennium or any of its Subsidiaries forms or has formed a part of the assets of any funded Millennium Benefit Plan.

(g) With respect to each Millennium Benefit Plan that is subject to the laws of a country other than the United States (a “Foreign Plan”), (i) each such Foreign Plan is in material compliance with all applicable laws and has been operated in accordance with its terms, (ii) all contributions required to have been made under such Foreign Plans have been timely made and all liabilities thereunder have been properly accrued on the most recent financial statements of Millennium and its Subsidiaries, (iii) there are no events that have occurred or could reasonably be expected to occur with respect to the Foreign Plans that, individually or in the aggregate, are reasonably likely to have a Millennium Material Adverse Effect, (iv) each Foreign Plan is either fully funded or a fully insured plan, and (v) subject to Applicable Law or the terms of an existing labor agreement, each Foreign Plan can be unilaterally terminated by the sponsoring employer at any time without liability other than for benefits accrued thereunder to the date of such termination.

Section 5.13 Labor Matters.

(a) As of the date of this Agreement, (i) neither Millennium nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement or similar contract, agreement or understanding with a labor union or similar labor organization covering any employees of Millennium or any of its Subsidiaries, and (ii) to Millennium’s knowledge, there are no organizational efforts with respect to the formation of a collective bargaining unit or similar organization presently being made or threatened involving any employees of Millennium or any of its Subsidiaries.

(b) (i) Neither Millennium nor any Subsidiary of Millennium has received any written complaint of any material unfair labor practice or other unlawful employment practice or any written notice of any material violation of any federal, state or local statutes, laws, ordinances, rules, regulations, orders or directives with respect to the employment of individuals by, or the employment practices of, Millennium or any Subsidiary of Millennium or the work conditions or the terms and conditions of employment and wages and hours of their respective businesses and (ii) there are no material unfair labor practice charges or other employee related complaints against Millennium or any Subsidiary of Millennium pending or, to the knowledge of Millennium threatened, before any Governmental Entity by or concerning the employees working in their respective businesses.

(c) As of the Closing Date, (i) Millennium and each of its Subsidiaries operating in Europe shall have complied in all material respects with all applicable obligations under the national labor laws of any country in Europe, the European Union labor laws or any applicable collective bargaining agreements to inform and consult with the shop committee, workers’ council or other employee bodies of such Subsidiaries in connection with the Merger and the resulting change in control of such Subsidiaries and (ii) there shall be no dispute or complaint pending or, to the knowledge of Millennium threatened, with respect to any such information or consultation process.

Section 5.14 Environmental Matters.

(a) Millennium and each Subsidiary of Millennium has been and is in compliance with all applicable final and binding orders of any court, Governmental Entity or arbitration board or tribunal and any Applicable Law, ordinance, rule, regulation, permit or other legal requirement (including common law) related to human health, natural resources and the environment (“Environmental Laws”) except for such matters as do not and are not reasonably likely to have, individually or in the aggregate, a Millennium Material Adverse Effect. There are no past or present facts, conditions or circumstances that interfere with the conduct of any of their respective businesses in the manner now conducted or which interfere with continued compliance with any Environmental Law except for any non-compliance or interference that is not reasonably likely to have, individually or in the aggregate, a Millennium Material Adverse Effect.

(b) Except for such matters as do not and are not reasonably likely to have, individually or in the aggregate, a Millennium Material Adverse Effect, (i) no judicial or administrative proceedings or governmental investigations are pending or, to the knowledge of Millennium, threatened against Millennium or its Subsidiaries that allege the violation of or seek to impose liability pursuant to any Environmental Law, and (ii) there are no past or present facts, conditions or circumstances at, on or arising out of, or otherwise associated with, any current or, to the knowledge of Millennium or its Subsidiaries, former businesses, assets or properties of Millennium or any Subsidiary of Millennium, including on-site or off-site disposal, release, discharge or spill of any material, substance or waste classified, characterized or otherwise regulated as hazardous, toxic, pollutant, contaminant or words of similar meaning under Environmental Laws, including petroleum or petroleum products or byproducts (“Hazardous Materials”) which violate Environmental Law or are reasonably likely to give rise to (i) costs, expenses, liabilities or obligations for any cleanup, remediation, disposal or corrective action under any Environmental Law, (ii) claims arising for personal injury, property damage or damage to natural resources, or (iii) civil, criminal or administrative fines, penalties or injunctive relief.

(c) Neither Millennium nor any of its Subsidiaries has (i) received any notice of noncompliance with, violation of, or liability or potential liability under any Environmental Law or (ii) entered into any consent decree or order or is subject to any order of any court or Governmental Entity or tribunal under any Environmental Law or relating to the cleanup of any Hazardous Materials, except for any such matters as do not and are not reasonably likely to have a Millennium Material Adverse Effect.

Section 5.15 Intellectual Property. Millennium and its Subsidiaries own or possess adequate licenses or other valid rights to use all patents, patent rights, trademarks, trademark rights and proprietary information used or held for use in connection with their respective businesses as currently being conducted, except where the failure to own or possess such licenses and other rights does not and is not reasonably likely to have, individually or in the aggregate, a Millennium Material Adverse Effect, and there are no assertions or claims challenging the validity of any of the foregoing that are reasonably likely to have, individually or in the aggregate, a Millennium Material Adverse Effect. To the knowledge of Millennium, the conduct of Millennium’s and its Subsidiaries’ respective businesses as currently conducted does not conflict with any patents, patent rights, licenses, trademarks, trademark rights, trade names, trade name rights or copyrights of others that are reasonably likely to have, individually or in the aggregate, a Millennium Material Adverse Effect. To the knowledge of Millennium, there is no material infringement of any proprietary right owned by or licensed by or to Millennium or any of its Subsidiaries that is reasonably likely to have individually or in the aggregate, a Millennium Material Adverse Effect.

Section 5.16 Decrees, Etc. Except for such matters as do not and are not reasonably likely to have, individually or in the aggregate, a Millennium Material Adverse Effect, (i) no order, writ, fine, injunction, decree, judgment, award or determination of any court or Governmental Entity has been issued or entered against Millennium or any Subsidiary of Millennium that continues to be in effect that affects the ownership or operation of any of their respective assets, and (ii) no criminal order, writ, fine, injunction, decree, judgment or determination of any court or Governmental Entity has been issued against Millennium or any Subsidiary of Millennium.

Section 5.17 Insurance.

(a) Section 5.17 of the Millennium Disclosure Letter sets forth a complete list of all material insurance policies maintained by Millennium and its Subsidiaries, including the name of the issuer, the amount and nature of the coverage, the amount of the premium and terms of the coverage. All such policies are in full force and effect as of the date of this Agreement and the premiums therefore are currently paid. Millennium and its Subsidiaries maintain insurance in such amounts and against such losses as are customary in the businesses conducted by Millennium prior to and as of the date hereof.

(b) To the knowledge of Millennium, no event relating specifically to Millennium or its Subsidiaries (as opposed to events generally affecting the segment or segments of the chemicals industry in which Millennium or any of its Subsidiaries operates or the insurance markets generally) has occurred that is reasonably likely, after the date of this Agreement, to result in a 10% increase in premiums under any material insurance policies they maintain. Excluding insurance policies that have expired and been replaced in the ordinary course of business, no excess liability or protection and indemnity insurance policy has been canceled by the insurer within one year prior to the date hereof, and to Millennium’s knowledge, no threat in writing has been made to cancel (excluding cancellation upon expiration or failure to renew) any such insurance policy of Millennium or any Subsidiary of Millennium during the period of one year prior to the date hereof. Prior to the date hereof, no event has occurred, including the failure by Millennium or any Subsidiary of Millennium to give any notice or information or by giving any inaccurate or erroneous notice or information, which materially limits or impairs the rights of Millennium or any Subsidiary of Millennium under any such excess liability or protection and indemnity insurance policies.

Section 5.18 No Brokers. Millennium has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of Millennium or Lyondell to pay any finder’s fees, brokerage or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby, except that Millennium has retained J.P. Morgan Securities Inc. and UBS Securities LLC as its financial advisors, the arrangements with each of which have been disclosed in writing to Lyondell prior to the date hereof.

Section 5.19 Opinions of Financial Advisors. The Millennium Board has received the opinion of J.P. Morgan Securities Inc. and the opinion of UBS Securities LLC, each to the effect that, as of the date of this Agreement, the Exchange Ratio is fair from a financial point of view to the holders of Millennium Common Stock. A copy of each of the written opinion of J.P. Morgan Securities Inc. and the written opinion of UBS Securities LLC will be delivered to Lyondell as soon as practicable after the date of this Agreement.

Section 5.20 Vote Required. The only votes of the holders of any class or series of Millennium capital stock necessary to approve any transaction contemplated by this Agreement are the affirmative vote in favor of the adoption of this Agreement (the “Millennium Stockholder Approval Item”), of the holders of at least a majority of the outstanding shares of Millennium Common Stock.

Section 5.21 Title to Properties; Liens and Encumbrances. Except as is not reasonably likely to have, individually or in the aggregate, a Millennium Material Adverse Effect, Millennium and its Subsidiaries have defensible title to all of the properties and assets, both real and personal, tangible and intangible, that they purport to own, including the properties and assets reflected in the Millennium 2003 10-K, and they are not subject to any Lien, except routine statutory liens securing liabilities not yet due and payable and minor liens, encumbrances, restrictions, exceptions, reservations, limitations and other imperfections (but in no event liens securing indebtedness for borrowed money) that do not materially detract from the value of the specific asset affected or the present use of such asset and except Liens permitted pursuant to Section 6.01 of the Credit Agreement (the “Millennium Credit Agreement”), dated as of June 18, 2001, by and among Millennium America Inc., Millennium Inorganic Chemicals Limited, Millennium Chemicals Inc., Bank of America, N.A., The Chase Manhattan Bank and the other parties thereto, as amended (the “Millennium Permitted Liens”).

Section 5.22 Undisclosed Liabilities. Neither Millennium nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not fixed, accrued, contingent or otherwise, except liabilities and obligations that (i) are disclosed in the Millennium 2003 10-K (including the financial statements and all notes contained therein), (ii) are referred to in the Millennium Disclosure Letter or (iii) do not and are not reasonably likely to have, individually or in the aggregate, a Millennium Material Adverse Effect.

Section 5.23 Certain Contracts.

(a) Section 5.23 of Millennium Disclosure Letter contains a list of all of the following contracts or agreements (other than those listed as an exhibit to the Millennium 2003 10-K) to which Millennium or any Subsidiary of Millennium is a party or by which any of them is bound as of the date of this Agreement: (i) any non-competition agreement that purports to limit the manner in which, or the localities in which, all or any material portion of their respective businesses is conducted; (ii) any supply or sales contracts of one year or greater remaining duration having an aggregate value, or involving payment by or to Millennium or any of its Subsidiaries of more than $25 million on an annual basis; (iii) any contract or agreement for Debt with a borrowing capacity or outstanding Debt of more than $25 million; (iv) any contract for the acquisition or disposition of a “business” (as such term is defined in Article 11-01(d) of Regulation S-X of the SEC, which acquisition or disposition had not been completed as of January 1, 2003; or (v) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) (all contracts or agreements of the types described in clauses (i) through (v) being referred to herein as “Millennium Material Contracts”).

(b) Each Millennium Material Contract is in full force and effect (except, as of the Closing Date, those that expired by their terms between the date hereof and the Closing Date), and Millennium and each of its Subsidiaries have in all material respects performed all obligations required to be performed by them to date under each Millennium Material Contract, except where such failure to be binding or in full force and effect or such failure to perform does not and is not reasonably likely to have, individually or in the aggregate, a Millennium Material Adverse Effect. Except for such matters as do not and are not reasonably likely to have a Millennium Material Adverse Effect, neither Millennium nor any of its Subsidiaries (x) knows of, or has received written notice of, any breach of or violation or default under (nor, to the knowledge of Millennium, does there exist any condition which with the passage of time or the giving of notice or both would result in such a violation or default under) any Millennium Material Contract or (y) has received written notice of the desire of the other party or parties to any such Millennium Material Contract to exercise any rights such party has to cancel, terminate or repudiate such contract or exercise remedies thereunder. Each Millennium Material Contract is enforceable by Millennium or a Subsidiary of Millennium in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights and general principles of equity, except where such unenforceability is not reasonably likely to have, individually or in the aggregate, a Millennium Material Adverse Effect.

Section 5.24 Capital Expenditure Program. Section 5.24 of the Millennium Disclosure Letter sets forth as of the date of this Agreement in all material respects for each of Millennium’s capital expenditure programs, the capital expenditures for all such programs that were forecasted to be incurred in 2004.

Section 5.25 Improper Payments. No bribes, kickbacks or other improper payments have been made by Millennium or any Subsidiary of Millennium or, to the knowledge of Millennium, any agent of any of them in connection with the conduct of their respective businesses or the operation of their respective assets, and neither Millennium, nor any Subsidiary of Millennium nor, to the knowledge of Millennium, any agent of any of them has received any such payments from vendors, suppliers or other persons, where any such payment made or received is reasonably likely to have, individually or in the aggregate, a Millennium Material Adverse Effect.

Section 5.26 Stock Ownership of Lyondell. Neither Millennium nor any of its Subsidiaries owns any shares of capital stock of Lyondell or any other securities convertible into or otherwise exercisable to acquire shares of capital stock of Lyondell, other than as provided in this Agreement.

Section 5.27 No Rights Plan. There is no stockholder rights plan in effect with respect to the Millennium Common Stock.

Section 5.28 No Other Representations or Warranties. Millennium has not made, and does not hereby make, any representations or warranties, express or implied, except as specifically set forth herein.

Section 5.29 Representations and Warranties Relating to Millennium Merger Sub.

(a) Millennium Merger Sub is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware. Millennium Merger Sub does not own any properties (other than the initial cash subscription for membership interests) nor has it commenced any business or operations. Millennium has made available to Lyondell true and correct copies of the certificate of formation and operating agreement of Millennium Merger Sub.

(b) Millennium Merger Sub has the limited liability company power and authority and has taken all limited liability company action necessary to execute and deliver this Agreement and to consummate the Merger. This Agreement has been (i) duly and validly authorized by the sole member of Millennium Merger Sub and (ii) duly and validly executed and delivered by Millennium Merger Sub and constitutes the valid and binding obligation of Millennium Merger Sub, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting creditors’ rights generally or by equitable principles.

(c) Millennium Merger Sub has been formed solely to consummate the Merger, and has not conducted and, prior to the Effective Time, will not conduct any business activities or other operations of any kind other than the issuance of membership interests to Millennium.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF LYONDELL

Except as set forth in (i) the Lyondell Annual Report on Form 10-K for the year ended December 31, 2003 (excluding the documents filed as exhibits thereto to the extent that the information is only set forth in such exhibit) (the “Lyondell 2003 10-K”) or (ii) the disclosure letter delivered to Millennium by Lyondell at or prior to the execution hereof (the “Lyondell Disclosure Letter”) and which either makes reference to the particular subsection of this Agreement to which exception is being taken or for which the disclosure in the Lyondell Disclosure Letter is sufficiently obvious on its face to give Millennium reasonable notice that it applies as an exception to another representation and warranty in this Article 6, Lyondell represents and warrants to Millennium the following:

Section 6.1 Existence; Good Standing; Corporate Authority. Lyondell is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Lyondell is duly qualified to do business and, to the extent such concept or similar concept exists in the relevant jurisdiction, is in good standing under the laws of any jurisdiction in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified does not and is not reasonably likely to have, individually or in the aggregate, a Lyondell Material Adverse Effect. Lyondell has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted. The copies of Lyondell’s restated certificate of incorporation and bylaws previously made available to Millennium are true and correct and contain all amendments as of the date hereof.

Section 6.2 Authorization, Validity and Effect of Agreements; Recommendation. Lyondell has the requisite corporate power and authority to execute and deliver this Agreement and all other agreements and documents contemplated hereby to which it is or will become a party and to consummate the transactions this Agreement and those other agreements and documents contemplate. The consummation by Lyondell of the transactions contemplated hereby has been duly authorized by all requisite corporate action on behalf of Lyondell, other than the approvals referred to in Section 6.20. Lyondell has duly executed and delivered this Agreement. This Agreement constitutes a valid and legally binding obligation of Lyondell, enforceable against Lyondell in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights and general principles of equity.

Section 6.3 Exemption from Section 203; Charter and Bylaws. The Board of Directors of Lyondell has taken all appropriate and necessary actions exempting this Agreement and the transactions contemplated hereby from (i) the restrictions on “business combinations” set forth in Section 203 of the DGCL and (ii) any other applicable takeover law restricting or purporting to restrict business combinations. No anti-takeover provision contained in the certificate of incorporation or bylaws of Lyondell is, or at the Effective Time will be, applicable to the transactions contemplated hereby.

Section 6.4 Capitalization. As of the date hereof, the authorized capital stock of Lyondell consists of 340,000,000 shares of Lyondell Common Stock, 80,000,000 shares of Series B common stock, par value $1.00 per share, and 80,000,000 shares of preferred stock, par value $0.01 per share. As of March 10, 2004, 140,543,560 shares of Lyondell Common Stock, 36,823,421 shares of Series B common stock, and no shares of preferred stock were issued and outstanding, and 1,786,440 shares of Lyondell Common Stock were held in Treasury. All of the outstanding shares of Lyondell Common Stock and Series B common stock have been duly authorized and are validly issued, fully paid, nonassessable and free of preemptive rights. Other than shares of Lyondell Common Stock reserved for issuance (i) pursuant to the Lyondell Rights Agreement, dated December 8, 1995, as amended, (ii) the Stockholders Agreement dated August 22, 2002 between Lyondell and Occidental Chemical Holding Corporation and Occidental Petroleum Corporation, as amended, with respect to the Series B common stock, and (iii) upon exercise of the Warrant to purchase 5,000,000 shares of Lyondell Common Stock issued August 22, 2002 to Occidental Chemical Holding Corporation, Lyondell has no shares of Lyondell Common Stock, Series B common stock or preferred stock or other shares of capital stock reserved for or otherwise subject to issuance. As of March 10, 2004, there were not more than 1,288,576 shares of Lyondell Common Stock that Lyondell was obligated to issue to employees or directors pursuant to Lyondell’s stock incentive plans, each of which are listed in Section 6.12(a) of the Lyondell Disclosure Letter. Except pursuant to the plans listed in Section 6.12(a) of the Lyondell Disclosure Letter (the “Lyondell Stock Plans”), or as set forth above, there are no preemptive or other outstanding rights, options, warrants, calls, subscriptions, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements or commitments to issue, transfer or sell any shares of capital stock or other voting securities of Lyondell or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Lyondell has no outstanding bonds, debentures, notes or other debt obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of Lyondell on any matter. No shares of Lyondell Common Stock are held by a Subsidiary of Lyondell.

Section 6.5 Subsidiaries. Each of Lyondell’s Subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has the corporate power and authority to own, operate and lease its properties and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing (where applicable) in each jurisdiction in which the ownership, operation or lease of its property or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so qualified or to be in good standing does not and is not reasonably likely to have a Lyondell Material Adverse Effect. As of the date of this Agreement, all of the outstanding shares of capital stock of, or other ownership interests in, each of Lyondell’s Subsidiaries and joint ventures are duly authorized, validly issued, fully paid and nonassessable and are owned, directly or indirectly, by Lyondell free and clear of all Liens, except as pledged to secure Lyondell’s obligations under the Amended and Revised Credit Agreement dated as of June 27, 2002 by and among Lyondell, JPMorgan Chase Bank and the other parties thereto (the “Lyondell Credit Agreement”).

Section 6.6 Compliance with Laws; Permits. Except for such matters as, individually or in the aggregate, do not or are not reasonably likely to have a Lyondell Material Adverse Effect:

(a) Neither Lyondell nor any Subsidiary of Lyondell is in violation of any Applicable Law, and no claim is pending or, to the knowledge of Lyondell, threatened with respect to such matters.

(b) No investigation or review by any Governmental Entity with respect to Lyondell or any of its Subsidiaries is pending or, to the knowledge of Lyondell, threatened, nor has any Governmental Entity indicated an intention to conduct the same.

(c) To the knowledge of Lyondell, no material change is required in its or any of its Subsidiaries’ processes, properties or procedures in connection with any such Applicable Laws, and it has not received any notice or communication of any material noncompliance with any such Applicable Laws that has not been cured as of the date of this Agreement.

(d) Lyondell and each Subsidiary of Lyondell hold all material permits, licenses, certifications, variations, exemptions, orders, franchises and approvals of all governmental or regulatory authorities necessary for the lawful conduct of their respective businesses (the “Lyondell Permits“). All Lyondell Permits are in full force and effect and there exists no default thereunder or breach thereof, and Lyondell has no notice or knowledge that such Lyondell Permits will not be renewed in the ordinary course after the Effective Time. No Governmental Entity has given, or to the knowledge of Lyondell threatened to give, any action to terminate, cancel or reform any Lyondell Permit.

(e) Lyondell and each Subsidiary of Lyondell possess all material permits, licenses, operating authorities, orders, exemptions, franchises, variances, consents, approvals or other authorizations required for the present ownership and operation of all its real property or leaseholds (“Lyondell Real Property“). There exists no material default or breach with respect to, and no party or Governmental Entity has taken or, to the knowledge of Lyondell, threatened to take, any action to terminate, cancel or reform any such permit, license, operating authority, order, exemption, franchise, variance, consent, approval or other authorization pertaining to Lyondell Real Property.

Section 6.7 No Conflict. Neither the execution and delivery by Lyondell of this Agreement nor the consummation by Lyondell of the Merger will:

(a) (i) subject to the approvals referred to in Section 6.20, conflict with or result in a breach or violation of, or default under any provisions of its certificate of incorporation or bylaws, (ii) conflict or result in a breach or violation of, or a default under, the certificate of incorporation or bylaws or comparable governing instruments of any of its Subsidiaries, (iii) violate, or conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or give rise to a right of purchase under, or accelerate the performance required by, or result in the creation of any Lien upon any of the properties of Lyondell or its Subsidiaries under, or result in being declared void, voidable, or without further binding effect, any of the terms, conditions or provisions of, any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, lease, contract, agreement, joint venture or other instrument or obligation to which Lyondell or any of its Subsidiaries is a party, or by which Lyondell or any of its Subsidiaries or any of their properties is bound or affected or (iv) subject to the filings and other matters referred to in Section 6.7(c), contravene or conflict with or constitute a violation of any provision of any Applicable Law binding upon or applicable to Lyondell or any of its Subsidiaries, except for such matters described in clause (ii) or (iii) as do not and are not reasonably likely to have, individually or in the aggregate, a Lyondell Material Adverse Effect;

(b) result in any “change of control” or similar event or circumstance under (i) the terms of any Lyondell Material Contract or (ii) any contract or plan under which any employees, officers or directors of Lyondell or any of its Subsidiaries are entitled to payments or benefits, which, in the case of either clause (i) or (ii), gives rise to rights or benefits not otherwise available absent such change of control or similar event and requires either a cash payment or an accounting charge in accordance with U.S. generally accepted accounting principles, or (iii) any Lyondell Permit; or

(c) require any consent, approval or authorization of, or filing or registration with, any Governmental Entity, other than the filings or notices (i) specifically referenced in Section 1.1, (ii) under the HSR Act, the Exchange Act, the Securities Act, or (iii) under applicable state securities and “Blue Sky” laws or applicable non-U.S. competition, antitrust or premerger notification laws ((i), (ii) and (iii) collectively, the “Lyondell Regulatory Filings”), except for any consent, approval or authorization the failure of which to obtain and for any filing or registration the failure of which to make does not and is not reasonably likely to have a Lyondell Material Adverse Effect or substantially impair or delay the consummation of the transactions contemplated hereby.

Section 6.8 SEC Documents.

(a) Lyondell has timely filed with the SEC all documents required to be so filed by it in the preceding twelve months pursuant to Sections 13(a), 14(a) and 15(d) of the Exchange Act. Lyondell and its Subsidiaries have filed with the SEC all documents required to be so filed by them in the preceding three fiscal years and during 2004 pursuant to Section 13(a) of the Exchange Act without regard to Rule 12b-25. Lyondell has made available to Millennium each registration statement, report, proxy statement or information statement (other than preliminary materials) it or its Subsidiaries have so filed in the preceding three fiscal years and during 2004 each in the form (including exhibits and any amendments thereto) filed with the SEC (collectively, the “Lyondell Reports”). As of its respective date, each Lyondell Report (i) complied in all material respects in accordance with the applicable requirements of the Exchange Act and the rules and regulations thereunder and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading except for such statements, if any, as have been modified by subsequent filings with the SEC prior to the date hereof. Each of the consolidated balance sheets included in or incorporated by reference into Lyondell Reports (including the related notes and schedules) fairly presents in all material respects the consolidated financial position of Lyondell and its Subsidiaries as of its date, and each of the consolidated statements of operations, cash flows and changes in stockholders’ equity included in or incorporated by reference into Lyondell Reports (including any related notes and schedules) fairly presents in all material respects the results of operations, cash flows or changes in stockholders’ equity, as the case may be, of Lyondell and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to (x) such exceptions as may be permitted by Form 10-Q and Regulation S-X of the SEC and (y) normal year-end audit adjustments), in each case in accordance with U.S. generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein, except for such consolidated balance sheets and consolidated statements of operations, cash flows and changes in stockholders equity, if any, as have been modified or restated and have been included in subsequent filings with the SEC prior to the date hereof.

(b) Except as and to the extent set forth on the most recent consolidated balance sheet of Lyondell and its Subsidiaries included in the Lyondell 2003 10-K, including all notes thereto, as of the date of such balance sheet, neither Lyondell nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on, or reserved against in, a balance sheet of Lyondell or in the notes thereto prepared in accordance with U.S. generally accepted accounting principles consistently applied, other than liabilities or obligations which do not and are not reasonably likely to have, individually or in the aggregate, a Lyondell Material Adverse Effect.

(c) The Chief Executive Officer and Chief Financial Officer of Lyondell have made all certifications required by Section 302 and Section 906 of the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC; such certifications are complete and correct, contain no qualifications or exceptions to the matters certified therein and have not been modified or withdrawn; and Lyondell is otherwise in compliance with all applicable effective provisions of the Sarbanes-Oxley Act and the applicable effective listing and corporate governance rules of the NYSE. Neither Lyondell nor any of its officers has received notice from any Governmental Entity challenging or questioning the accuracy, completeness, form or manner of filing or submission of the certifications required by the Sarbanes-Oxley Act and made by its Chief Executive Officer and Chief Financial Officer.

(d) Lyondell has in place the “disclosure controls and procedures” (as defined in Rules 13a-14(c) and 15d-14(c) of the Exchange Act) required in order for the Chief Executive Officer and Chief Financial Officer of Lyondell to engage in the review and evaluation process mandated by the Exchange Act. Lyondell’s disclosure controls and procedures are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by Lyondell in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Lyondell’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and Chief Financial Officer of Lyondell referenced in Section 6.8(c).

(e) Lyondell and its Subsidiaries maintain accurate books and records reflecting in all material respects its assets and liabilities and maintain proper and adequate internal accounting controls.

(f) Neither Lyondell nor its Subsidiaries has, since July 30, 2002, extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of Lyondell. No loan or extension of credit is maintained by Lyondell or its Subsidiaries to which the second sentence of Section 13(k)(1) of the Exchange Act applies.

Section 6.9 Litigation. There are no actions, suits, investigations, inquiries or other or proceedings pending against Lyondell or any of its Subsidiaries or, to Lyondell’s knowledge, threatened against Lyondell or any of its Subsidiaries, at law or in equity or in any arbitration or similar actions, suits, investigations, inquiries or other or proceedings, before or by any U.S. federal, state or non-U.S. court, commission, board, bureau, agency or instrumentality or any U.S. or non-U.S. arbitral or other dispute resolution body, or any new development in any such existing actions, suits, investigations, inquiries or other or proceedings, that are reasonably likely to have, individually or in the aggregate, a Lyondell Material Adverse Effect. Except as set forth in the footnotes to the balance sheet of Lyondell and its subsidiaries included in the Lyondell 2003 10-K, the liabilities that are reasonably likely to be incurred by Lyondell in such actions, suits, investigations, inquiries or other or proceedings do not exceed the reserves included in such balance sheets by an amount which is reasonably likely to have a Lyondell Material Adverse Effect.

Section 6.10 Absence of Certain Changes. Since December 31, 2003, there has not been: (i) any event or occurrence that has had or is reasonably likely to have a Lyondell Material Adverse Effect; (ii) any change by Lyondell or any of its Subsidiaries in any of its accounting methods, principles or practices or any of its tax methods, practices or elections, except as required by U.S. generally accepted accounting principles; (iii) any damage to or any destruction or loss of physical properties Lyondell or any of its Subsidiaries owns or uses, whether or not covered by insurance, that in the aggregate have had or are reasonably likely to have a Lyondell Material Adverse Effect; or (iv) any reevaluations by Lyondell or any of its Subsidiaries of any of their assets which, in accordance with generally accepted accounting principles, Lyondell will reflect in its consolidated financial statements, including any impairment of assets, and which in the aggregate are material to them.

Section 6.11 Taxes. Except for such matters as relate to items as, individually or in the aggregate, do not or are not reasonably likely to have an Lyondell Material Adverse Effect:

(a) Each of Lyondell and its Subsidiaries has duly and timely filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all material respects. All Taxes shown as due by any of Lyondell and its Subsidiaries on any such Tax Returns have been paid. None of Lyondell and its Subsidiaries currently is the beneficiary of any extension of time within which to file any United States federal Tax Return or, to the knowledge of Lyondell, any other Tax Return. No claim has been made in writing within the previous five years by an authority in a jurisdiction where any of Lyondell and its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(b) Each of Lyondell and its Subsidiaries has complied in all material respects with laws relating to the withholding of Taxes from amounts owing to any employee, independent contractor, creditor, stockholder or other third party.

(c) The unpaid Taxes of Lyondell and its Subsidiaries (i) did not, as of the date of the most recent balance sheet included in the Lyondell 2003 10-K containing historical financial statements, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of such most recent balance sheet (rather than in any notes thereto), and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Lyondell and its Subsidiaries in filing their Tax Returns. The federal income Tax Returns of Lyondell and each of its Subsidiaries have been examined by and settled with the Internal Revenue Service (or the applicable statute of limitations has expired) for all years through 1999. No assessed amounts remain unpaid.

(d) No audit or other administrative or court proceedings are pending and no written notice thereof has been received in the United States, in the United Kingdom or, to the knowledge of Lyondell, any other jurisdiction with respect to Taxes of Lyondell or any of its Subsidiaries.

(e) Neither Lyondell nor any of the Lyondell Subsidiaries knows of any fact, or has taken any action or has failed to take any action, that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

Section 6.12 Employee Benefit Plans.

(a) Section 6.12 of the Lyondell Disclosure Letter contains a list of all Lyondell Benefit Plans. The term “Lyondell Benefit Plans” means all material employee benefit plans and other material benefit arrangements, including all “employee benefit plans” as defined in Section 3(3) of ERISA, whether or not U.S.-based plans, and all other material employee benefit, bonus, incentive, deferred compensation, stock option (or other equity-based), severance, employment, change in control, welfare (including post-retirement medical and life insurance) and fringe benefit plans, practices or agreements, whether or not subject to ERISA or U.S.-based and whether written or oral, sponsored, maintained or contributed to or required to be contributed to by Lyondell or any of its Subsidiaries, to which Lyondell or any of its Subsidiaries is a party or is required to provide benefits under Applicable Law or in which any person who is currently, has been or, prior to the Effective Time, is expected to become an employee of Lyondell is a participant. Upon the written request of Millennium, Lyondell will provide to Millennium true and complete copies of Lyondell Benefit Plans and, if applicable, the most recent trust agreements and summary plan descriptions for each such plan.

(b) With respect to each Lyondell Benefit Plan, except as for such matters as, individually or in the aggregate, do not or are not reasonably likely to have a Lyondell Material Adverse Effect:

(i) all applicable reporting and disclosure requirements have been met with respect to Lyondell Benefit Plans;

(ii) there has been no “reportable event,” as that term is defined in Section 4043 of ERISA, with respect to Lyondell Benefit Plans subject to Title IV of ERISA for which the 30-day reporting requirement has not been waived;

(iii) to the extent applicable, Lyondell Benefit Plans comply and have complied with the requirements of ERISA, the Code, other Applicable Law, with the regulations of any applicable jurisdiction, with any existing Governmental Entities and with the operative documents for each such plan;

(iv) any Lyondell Benefit Plan intended to be qualified under Section 401(a) of the Code has received or has applied for a favorable determination letter from the IRS;

(v) Lyondell Benefit Plans have been maintained and operated in accordance with their terms, and, to Lyondell’s knowledge, there are no breaches of fiduciary duty in connection with Lyondell Benefit Plans;

(vi) there are no pending or, to Lyondell’s knowledge, threatened claims against or otherwise involving any Lyondell Benefit Plan, and no suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of Lyondell Benefit Plan activities) has been brought against or with respect to any such Lyondell Benefit Plan;

(vii) there are no pending audits or investigations by any Governmental Entity involving any Lyondell Benefit Plan;

(viii) all material contributions required to be made as of the date hereof to Lyondell Benefit Plans have been made or provided for;

(ix) Lyondell has not engaged in a transaction with respect to any Lyondell Benefit Plan for which it could be subject (either directly or indirectly) to a liability for either a civil penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code;

(x) with respect to Lyondell Benefit Plans or any “employee pension benefit plans,” as defined in Section 3(2) of ERISA, that are subject to Title IV of ERISA and have been maintained or contributed to within six years prior to the Effective Time by Lyondell, its Subsidiaries or any trade or business (whether or not incorporated) which is under common control, or which is treated as a single employer, with Lyondell or any of its Subsidiaries under Section 414(b), (c), (m) or (o) of the Code (an “Lyondell ERISA Affiliate”), (i) neither Lyondell nor any of its Subsidiaries has incurred any direct or indirect liability under Title IV of ERISA in connection with any termination thereof or withdrawal therefrom, and (ii) there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived; and

(xi) All individuals who performed any compensatory services for Lyondell or any Subsidiary of Lyondell, whether as an employee, independent contractor or “leased employee” (as defined in Section 414(n) of the Code) are, and have been, properly classified for purposes of withholding taxes and eligibility to participate in, and coverage under, any Lyondell Benefit Plan.

(c) Neither Lyondell nor any of its Subsidiaries nor any Lyondell ERISA Affiliate contributes to, or has an obligation to contribute to, and has not within six years prior to the Effective Time contributed to, or had an obligation to contribute to, a “multiemployer plan” within the meaning of Section 3(37) of ERISA, a “multiple employer welfare association” within the meaning of Section 3(40) of ERISA, or a “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code, and the execution of, and performance of the transactions contemplated hereby, other than Section 4.1(e), will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any benefit plan, policy, arrangement or agreement or any trust or loan (in connection therewith) that (i) will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligations to fund benefits with respect to any employee of Lyondell or any Subsidiary thereof and (ii) will require a cash payment or any accounting charge in accordance with U.S. generally accepted accounting principles.

Section 6.13 Labor Matters. (i) Neither Lyondell nor any Subsidiary of Lyondell has received any written complaint of any material unfair labor practice or other unlawful employment practice or any written notice of any material violation of any federal, state or local statutes, laws, ordinances, rules, regulations, orders or directives with respect to the employment of individuals by, or the employment practices of, Lyondell or any Subsidiary of Lyondell or the work conditions or the terms and conditions of employment and wages and hours of their respective businesses and (ii) there are no material unfair labor practice charges or other employee related complaints against Lyondell or any Subsidiary of Lyondell pending or, to the knowledge of Lyondell threatened, before any Governmental Entity by or concerning the employees working in their respective businesses.

Section 6.14 Environmental Matters

(a) Lyondell and each Subsidiary of Lyondell has been and is in compliance with all Environmental Laws except for such matters as do not and are not reasonably likely to have, individually or in the aggregate, a Lyondell Material Adverse Effect. There are no past or present facts, conditions or circumstances that interfere with the conduct of any of their respective businesses in the manner now conducted or which interfere with continued compliance with any Environmental Law except for any non-compliance or interference that is not reasonably likely to have, individually or in the aggregate, a Lyondell Material Adverse Effect.

(b) Except for such matters as do not and are not reasonably likely to have, individually or in the aggregate, a Lyondell Material Adverse Effect, (i) no judicial or administrative proceedings or governmental investigations are pending or, to the knowledge of Lyondell, threatened against Lyondell or its Subsidiaries that allege the violation of or seek to impose liability pursuant to any Environmental Law, and (ii) there are no past or present facts, conditions or circumstances at, on or arising out of, or otherwise associated with, any current or, to the knowledge of Lyondell or its Subsidiaries, former businesses, assets or properties of Lyondell or any Subsidiary of Lyondell, including on-site or off-site disposal, release, discharge or spill of any Hazardous Materials which violate Environmental Law or are reasonably likely to give rise to (i) costs, expenses, liabilities or obligations for any cleanup, remediation, disposal or corrective action under any Environmental Law, (ii) claims arising for personal injury, property damage or damage to natural resources, or (iii) civil, criminal or administrative fines, penalties or injunctive relief.

(c) Neither Lyondell nor any of its Subsidiaries has (i) received any notice of noncompliance with, violation of, or liability or potential liability under any Environmental Law or (ii) entered into any consent decree or order or is subject to any order of any court or Governmental Entity or tribunal under any Environmental Law or relating to the cleanup of any Hazardous Materials, except for any such matters as do not and are not reasonably likely to have a Lyondell Material Adverse Effect.

Section 6.15 Intellectual Property. Lyondell and its Subsidiaries own or possess adequate licenses or other valid rights to use all patents, patent rights, trademarks, trademark rights and proprietary information used or held for use in connection with their respective businesses as currently being conducted, except where the failure to own or possess such licenses and other rights does not and is not reasonably likely to have, individually or in the aggregate, a Lyondell Material Adverse Effect, and there are no assertions or claims challenging the validity of any of the foregoing that are reasonably likely to have, individually or in the aggregate, a Lyondell Material Adverse Effect. To the knowledge of Lyondell, the conduct of Lyondell’s and its Subsidiaries’ respective businesses as currently conducted does not conflict with any patents, patent rights, licenses, trademarks, trademark rights, trade names, trade name rights or copyrights of others that are reasonably likely to have, individually or in the aggregate, a Lyondell Material Adverse Effect. To the knowledge of Lyondell, there is no material infringement of any proprietary right owned by or licensed by or to Lyondell or any of its Subsidiaries that is reasonably likely to have individually or in the aggregate, a Lyondell Material Adverse Effect.

Section 6.16 Decrees, Etc. Except for such matters as do not and are not reasonably likely to have, individually or in the aggregate, a Lyondell Material Adverse Effect, (i) no order, writ, fine, injunction, decree, judgment, award or determination of any court or Governmental Entity has been issued or entered against Lyondell or any Subsidiary of Lyondell that continues to be in effect that affects the ownership or operation of any of their respective assets, and (ii) no criminal order, writ, fine, injunction, decree, judgment or determination of any court or Governmental Entity has been issued against Lyondell or any Subsidiary of Lyondell.

Section 6.17 Insurance.

(a) Lyondell and its Subsidiaries maintain insurance coverage in such amounts and against such losses as are customary in the businesses as conducted by Lyondell prior to and as of the date hereof. All material insurance policies maintained by Lyondell and its Subsidiaries are in full force and effect as of the date hereof and the premiums therefore are currently paid.

(b) To the knowledge of Lyondell, no event relating specifically to Lyondell or its Subsidiaries (as opposed to events generally affecting the segment or segments of the chemicals industry in which Lyondell or any of its Subsidiaries operates or the insurance markets generally) has occurred that is reasonably likely, after the date of this Agreement, to result in a 10% increase in premiums under any material insurance policies they maintain. Excluding insurance policies that have expired and been replaced in the ordinary course of business, no excess liability or protection and indemnity insurance policy has been canceled by the insurer within one year prior to the date hereof, and to Lyondell’s knowledge, no threat in writing has been made to cancel (excluding cancellation upon expiration or failure to renew) any such insurance policy of Lyondell or any Subsidiary of Lyondell during the period of one year prior to the date hereof. Prior to the date hereof, no event has occurred, including the failure by Lyondell or any Subsidiary of Lyondell to give any notice or information or by giving any inaccurate or erroneous notice or information, which materially limits or impairs the rights of Lyondell or any Subsidiary of Lyondell under any such excess liability and indemnity insurance policies.

Section 6.18 No Brokers. Lyondell has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of Lyondell or Millennium to pay any finder’s fees, brokerage or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby, except that Lyondell has retained Citigroup Global Markets Inc. as its financial advisor, the arrangements with which have been disclosed in writing to Millennium prior to the date hereof.

Section 6.19 Opinion of Financial Advisor. The Board of Directors of Lyondell has received the opinion of Citigroup Global Markets Inc. to the effect that, as of the date of this Agreement, the Exchange Ratio is fair, from a financial point of view, to Lyondell. A copy of the written opinion of Citigroup Global Markets Inc. will be delivered to Millennium as soon as practicable after the date of this Agreement solely for informational purposes.

Section 6.20 Vote Required. The only votes of the holders of any class or series of Lyondell capital stock necessary to approve any transaction contemplated by this Agreement are the affirmative vote in favor of the Lyondell Stockholder Approval Items of the holders of (i) in connection with an amendment to the certificate of incorporation of Lyondell to effect an increase in the number of authorized shares of Lyondell Common Stock, at least a majority of the outstanding shares of Lyondell Common Stock and Series B common stock, voting as one class, and (ii) in connection with the issuance of shares of Lyondell Common Stock pursuant to the Merger, at least a majority of the votes cast, provided the total vote cast represents at least 50% of the outstanding shares of Lyondell Common Stock and Series B common stock, voting as one class.

Section 6.21 Title to Properties; Liens and Encumbrances. Except as is not reasonably likely to have, individually or in the aggregate, a Lyondell Material Adverse Effect, Lyondell and its Subsidiaries have defensible title to all of the properties and assets, both real and personal, tangible and intangible, that they purport to own, including the properties and assets reflected in the Lyondell 2003 10-K, and they are not subject to any Lien, except routine statutory liens securing liabilities not yet due and payable and minor liens, encumbrances, restrictions, exceptions, reservations, limitations and other imperfections (but in no event liens securing indebtedness for borrowed money) that do not materially detract from the value of the specific asset affected or the present use of such asset and except Liens permitted pursuant to Section 5.9 of the Lyondell Credit Agreement (the “Lyondell Permitted Liens”).

Section 6.22 Undisclosed Liabilities. Neither Lyondell nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not fixed, accrued, contingent or otherwise, except liabilities and obligations that (i) are disclosed in the Lyondell 2003 10-K (including the financial statements and all notes contained therein), (ii) are referred to in the Lyondell Disclosure Letter or (iii) do not and are not reasonably likely to have, individually or in the aggregate, a Lyondell Material Adverse Effect.

Section 6.23 Certain Contracts. Each contract or agreement to which Lyondell or any Subsidiary of Lyondell is a party or by which any of them is bound as of the date of this Agreement and that is material to Lyondell and its Subsidiaries taken as a whole (“Lyondell Material Contracts”) is in full force and effect (except, as of the Closing Date, those that expired by their terms between the date hereof and the Closing Date), and Lyondell and each of its Subsidiaries have in all material respects performed all obligations required to be performed by them to date under each Lyondell Material Contract, except where such failure to be binding or in full force and effect or such failure to perform does not and is not reasonably likely to have, individually or in the aggregate, a Lyondell Material Adverse Effect. Except for such matters as do not and are not reasonably likely to have a Lyondell Material Adverse Effect, neither Lyondell nor any of its Subsidiaries (i) has received written notice of any breach of or violation or default under (nor, to the knowledge of Lyondell, does there exist any condition which with the passage of time or the giving of notice or both would result in such a violation or default under) any Lyondell Material Contract or (ii) has received written notice of the desire of the other party or parties to any such Lyondell Material Contract to exercise any rights such party has to cancel, terminate or repudiate such contract or exercise remedies thereunder. Each Lyondell Material Contract is enforceable by Lyondell or a Subsidiary of Lyondell in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights and general principles of equity, except where such unenforceability is not reasonably likely to have, individually or in the aggregate, a Lyondell Material Adverse Effect.

Section 6.24 Improper Payments. No bribes, kickbacks or other improper payments have been made by Lyondell or any Subsidiary of Lyondell or, to the knowledge of Lyondell, any agent of any of them in connection with the conduct of their respective businesses or the operation of their respective assets, and neither Lyondell nor any Subsidiary of Lyondell nor, to the knowledge of Lyondell, any agent of any of them has received any such payments from vendors, suppliers or other persons, where any such payment made or received is reasonably likely to have, individually or in the aggregate, a Lyondell Material Adverse Effect.

Section 6.25 Stock Ownership of Millennium. Neither Lyondell nor any of its Subsidiaries owns any shares of capital stock of Millennium or any other securities convertible into or otherwise exercisable to acquire shares of capital stock of Millennium, other than as provided by this Agreement.

Section 6.26 No Other Representations or Warranties. Lyondell has not made, and does not hereby make, any representations or warranties, express or implied, except as specifically set forth herein.

ARTICLE 7

COVENANTS AND AGREEMENTS

Section 7.1 Conduct of Millennium’s Business. After the date hereof and prior to the Effective Time, and except (i) as set forth in the Millennium Disclosure Letter, (ii) as expressly contemplated by any other provision of this Agreement, (iii) as required by Applicable Law (provided that Millennium has provided Lyondell with advance notice of the proposed action to the extent practicable), or (iv) as otherwise consented to by Lyondell in writing, Millennium:

(a) shall, and shall cause each of its Subsidiaries to, conduct its operations in the ordinary course consistent with past practice;

(b) shall use its commercially reasonable efforts, and shall cause each of its Subsidiaries to use its commercially reasonable efforts, to preserve intact their business organizations and goodwill (except that any of its Subsidiaries may be merged with or into, or be consolidated with any of its Subsidiaries or may be liquidated into Millennium or any of its Subsidiaries), keep available the services of their respective officers and employees and maintain satisfactory relationships with those persons having business relationships with them;

(c) shall not amend its certificate of incorporation or bylaws;

(d) shall promptly notify Lyondell of any material change in its condition (financial or otherwise) or business or any termination, cancellation, repudiation or material breach of any Millennium Material Contract, respectively (or written communications indicating that the same may be contemplated), or material litigation or proceedings (including arbitration and other dispute resolution proceedings) or material governmental complaints, investigations or hearings (or written communications indicating that the same may be contemplated) not disclosed in the Millennium Reports filed prior to the date hereof, or any material developments in such litigation, proceedings, complaints, investigations, inquiries or hearings, or the breach in any material respect of any representation or warranty contained herein;

(e) [Reserved]

(f) shall not, and shall not permit any of its Subsidiaries to:

(i) except (x) pursuant to Millennium’s 401(k) plan and supplemental 401(k) plan, (y) the exercise of options, warrants, conversion rights and other contractual rights existing on the date hereof and disclosed pursuant to this Agreement or (z) the hiring or promotion of employees after the date of this Agreement in an amount not to exceed 10,000 shares in the aggregate, issue, sell, pledge or encumber any shares of any class of its capital stock, combine, subdivide or reclassify its outstanding shares of capital stock, or otherwise change its capitalization as it existed on the date hereof,

(ii) except pursuant to the hiring or promoting of employees after the date of this Agreement in an amount not to exceed 10,000 shares in the aggregate, grant, confer or award any option, warrant, conversion right or other right not existing on the date hereof to acquire any shares of its capital stock,

(iii) amend or otherwise modify any option, warrant, conversion right or other right to acquire any shares of its capital stock existing on the date hereof,

(iv) with respect to any of its former, present or future employees (other than Millennium’s executive officers), increase any compensation or benefits, or enter into, amend or extend (or permit the extension of) any collective bargaining agreement or similar labor agreement, or employment or consulting agreement or pay or agree to pay any form of bonus incentive compensation or award except in the ordinary course of business consistent with past practice or pursuant to contractual agreements in effect as of the Effective Time and identified on the Millennium Disclosure Letter,

(v) with respect to any of Millennium’s former, present or future officers or directors, increase any compensation or benefits or enter into, amend or extend (or permit the extension of) any employment or consulting agreement or pay or agree to pay any form of bonus, incentive compensation or award except pursuant to contractual agreements in effect as of the Effective Time and identified on the Millennium Disclosure Letter,

(vi) adopt any new employee benefit plan or agreement (including any stock option, stock benefit or stock purchase plan) with an aggregate value in excess of $100,000 or amend (except as required by law) any existing Millennium Benefit Plan in any material respect, except for changes which are less favorable to participants in such plans,

(vii) terminate any executive officer without cause or permit circumstances to exist that would give any executive officer a right to terminate employment if the termination would entitle such executive officer to receive enhanced separation payments upon consummation of the Merger, or

(viii) permit any holder of an option to acquire shares of Millennium Common Stock to have shares withheld by Millennium upon exercise, for tax purposes, in excess of the number of shares needed to satisfy the minimum statutory withholding requirements for federal and state withholding;

(g) shall not (i) declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of its capital stock or (ii) redeem, purchase or otherwise acquire, except in connection with commitments under or the express terms of the Millennium Stock Plans as in effect on the date of this Agreement, or permit any of its Subsidiaries to purchase or otherwise acquire, any shares of its capital stock or capital stock of any of its Subsidiaries, or any securities convertible into or exchangeable for any shares of its or their capital stock;

(h) shall not, and shall not permit any of its Subsidiaries to, except for contractual commitments in effect on the date hereof, sell, lease, license or encumber or otherwise dispose of, or enter into a contract to sell, lease, license or otherwise dispose of, any of its assets (including capital stock of Subsidiaries), except for (i) sales of surplus equipment or sales of other assets in the ordinary course of business or (ii) sales, leases or other transfers between such party and its wholly owned Subsidiaries or between those Subsidiaries or (iii) sales of inventory in the ordinary course of business; provided that any such sales, leases or other transfers may occur without the consent of Lyondell if the sale proceeds of the assets to be sold, leased or otherwise transferred is no less than the fair market value thereof, is determined on an arms’ length basis, and the aggregate sales price of all such assets so sold does not exceed $10 million;

(i) other than acquisitions as to which the purchase price is not in excess of $5 million, Millennium shall not, and it shall not permit any of its Subsidiaries to, acquire or agree to acquire by merging or consolidating with, or by purchasing an equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof. Millennium will consult with appropriate Lyondell personnel prior to any acquisition with a purchase price in excess of $2 million and Lyondell shall keep such information confidential;

(j) shall not, except as may be required as a result of a change in U.S. generally accepted accounting principles, change any of the material accounting principles or practices used by it;

(k) shall, and shall cause any of its Subsidiaries to, use commercially reasonable efforts to maintain insurance in such amounts and against such risks and losses as are customary for such party;

(l) shall not, and shall not permit any of its Subsidiaries to:

(i) make or rescind any material election relating to Taxes, including elections for any and all joint ventures, partnerships, limited liability companies or other investments where it has the capacity to make such election,

(ii) settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, or

(iii) change in any material respect any of its methods of reporting any item for Tax purposes from those employed in the preparation of its

Tax Returns for the most recent taxable year for which a return has been filed, except as may be required by Applicable Law;

(m) shall not, and shall not permit any of its Subsidiaries to:

(i) (A) other than incurrences made pursuant to the revolving credit facility of the Millennium Credit Agreement or pursuant to arrangements between wholly owned Subsidiaries of Millennium or between Millennium and its wholly owned Subsidiaries, incur or guarantee any Debt in excess of $5 million in any single transaction or $20 million in the aggregate, (B) other than in the ordinary course of business consistent with past practice in an amount not to exceed $5 million in any single transaction or $20 million in the aggregate, repay, retire or refinance prior to maturity, any Debt, (C) other than guarantees by Millennium of Debt of wholly owned Subsidiaries of Millennium, guarantees by wholly owned Subsidiaries of Millennium of Debt of Millennium or guarantees by wholly owned Subsidiaries of Millennium of Debt of other wholly owned Subsidiaries of Millennium, guarantee any debt securities of others or (D) issue, sell, repurchase or redeem prior to maturity any debt securities or warrants or rights to acquire any of Millennium’s debt securities or any of its Subsidiaries’ debt securities,

(ii) enter into any material lease (whether such lease is an operating or capital lease) or create any material mortgages, Liens, security interests or other encumbrances on its property in connection with any indebtedness thereof (other than Millennium Permitted Liens) or

(iii) shall not spend in the aggregate in excess of $60 million on capital expenditures in the calendar year ending December 31, 2004 or make or commit to make capital expenditures in excess of $2 million per project except as reflected in Millennium’s capital expenditure budget for such year, excluding capital expenditures to repair damage covered by insurance;

(n) shall not, and shall cause its Subsidiaries not to, purchase or otherwise acquire any shares of the capital stock of Lyondell;

(o) subject to Section 7.7, shall not take any action that is reasonably likely to delay materially or adversely affect the ability of any of the parties hereto to obtain any consent, authorization, order or approval of any governmental commission, board or other regulatory body required to consummate the Merger;

(p) unless in the good faith opinion of the Millennium Board after consultation with its outside legal counsel the following would be inconsistent with its fiduciary duties, (i) shall not terminate, amend, modify or waive any provision of any agreement containing a standstill covenant to which it is a party and (ii) during such period shall enforce, to the fullest extent permitted under Applicable Law, the provisions of all such agreements, including by obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court of the United States of America or any state having jurisdiction;

(q) shall not take any action that is reasonably expected to result in any condition in Article 8 not being satisfied;

(r) shall not implement a stockholder rights plan;

(s) shall not amend the certificate of incorporation or bylaws of Millennium Merger Sub;

(t) shall not, and shall not permit Millennium Merger Sub to, issue any membership interest or right to purchase a membership interest of Millennium Merger Sub;

(u) shall not permit Millennium Merger Sub to engage in any business activities, or liquidate, merge or consolidate with any other corporation or permit any other corporation to merge into or consolidate with Millennium Merger Sub;

(v) shall cause Millennium Merger Sub to take any actions required to be taken by it under this Agreement and to refrain from taking any actions that they are prohibited from taking under this Agreement; and

(w) shall not (i) agree in writing or otherwise to take any of the foregoing actions or (ii) permit any of its Subsidiaries to agree in writing or otherwise to take any of the foregoing actions that refer to Subsidiaries.

Section 7.2 Conduct of Lyondell’s Business. After the date hereof and prior to the Effective Time, and except (i) as set forth in the Lyondell Disclosure Letter, (ii) as expressly contemplated by any other provision of this Agreement, (iii) as required by Applicable Law (provided that Lyondell has provided Millennium with advance notice of the proposed action to the extent practicable), or (iv) as otherwise consented to by Millennium in writing, Lyondell:

(a) shall, and shall cause each of its Subsidiaries to, conduct its operations in the ordinary course consistent with past practice;

(b) shall use its commercially reasonable efforts, and shall cause each of its Subsidiaries to use its commercially reasonable efforts, to preserve intact their business organizations and goodwill (except that any of its Subsidiaries may be merged with or into, or be consolidated with any of its Subsidiaries or may be liquidated into Lyondell or any of its Subsidiaries), keep available the services of their respective officers and employees and maintain satisfactory relationships with those persons having business relationships with them;

(c) shall not (i) amend its certificate of incorporation or (ii) amend its bylaws in a manner that is detrimental to the stockholders of Lyondell;

(d) shall promptly notify Millennium of any material change in its condition (financial or otherwise) or business or any termination, cancellation, repudiation or material breach of any Lyondell Material Contract, respectively (or written communications indicating that the same may be contemplated), or any material litigation or proceedings (including arbitration and other dispute resolution proceedings) or material governmental complaints, investigations or hearings (or written communications indicating that the same may be contemplated) not disclosed in the Lyondell Reports filed prior to the date hereof, or any material developments in such litigation, proceedings, complaints, investigations, inquiries or hearings, or the breach in any material respect of any representation or warranty contained herein;

(e) shall not split, combine or reclassify its outstanding shares of capital stock or, except pursuant to the exercise of options, warrants, conversion rights or other contractual rights existing on the date hereof or entered into in connection with the hiring or promotion of employees after the date of this Agreement, enter into a transaction in which it agrees to issue or sell shares of common stock or Series B common stock representing more than 10% of its outstanding shares of common stock (including in such 10% any such shares issued or sold after March 10, 2004 and prior to the date of this Agreement);

(f) shall not declare, set aside or pay any dividend payable in cash, stock or property or make any other distribution or payment with respect to any shares of its capital stock, except for regular quarterly cash dividends not in excess of $0.225 per share of Lyondell Common Stock or Series B common stock (or, in the case of Series B common stock, equivalent in-kind dividends in shares of Series B common stock);

(g) subject to Section 7.7, shall not take any action that is reasonably likely to delay materially or adversely affect the ability of any of the parties hereto to obtain any consent, authorization, order or approval of any governmental commission, board or other regulatory body required to consummate the Merger;

(h) shall not, and shall not permit any of its Subsidiaries to, except for contractual commitments in effect on the date hereof, sell, lease, license or encumber or otherwise dispose of, or enter into a contract to sell, lease, license or otherwise dispose of, any of its assets (including capital stock of Subsidiaries) with a fair market value in excess of $200 million determined on an arms length basis, except for (i) sales of surplus equipment or sales of other assets in the ordinary course of business or (ii) sales, leases or other transfers between such party and its wholly owned Subsidiaries or between those Subsidiaries or (iii) sales of inventory in the ordinary course of business;

(i) other than acquisitions as to which the purchase price is not in excess of $50 million, Lyondell shall not, and it shall not permit any of its Subsidiaries to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof;

(j) shall not, except as may be required as a result of a change in U.S. generally accepted accounting principles, change any of the material accounting principles or practices used by it;

(k) shall, and shall cause any of its Subsidiaries to, use commercially reasonable efforts to maintain insurance in such amounts and against such risks and losses as are customary for such party;

(l) unless in the good faith opinion of the Board of Directors of Lyondell after consultation with its outside legal counsel the following would be inconsistent with its fiduciary duties, (i) shall not terminate, amend, modify or waive any provision of any agreement containing a standstill covenant to which it is a party; and (ii) during such period shall enforce, to the fullest extent permitted under Applicable Law, the provisions of all such agreements, including by obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court of the United States of America or any state having jurisdiction;

(m) shall not take any action that would reasonably be expected to result in any condition in Article 8 not being satisfied; and

(n) shall not (i) agree in writing or otherwise to take any of the foregoing actions or (ii) permit any of its Subsidiaries to agree in writing or otherwise to take any of the foregoing actions that refer to Subsidiaries.

Section 7.3 No Solicitation by Millennium.

(a) Millennium agrees that neither it nor any of its Subsidiaries shall, and it shall not authorize or permit any of its or any of its Subsidiaries’ officers, directors, employees, agents or representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) (collectively, the “Millennium Representatives”) to, and on becoming aware of it will use commercially reasonable efforts to stop such person from continuing to, directly or indirectly, solicit, initiate or knowingly encourage (including by way of furnishing nonpublic information), or take any action designed to facilitate, directly or indirectly, any inquiry, proposal or offer (including any proposal or offer to its stockholders) with respect to (i) a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving it, or (ii) any purchase or sale of any portion of its assets (including stock of Subsidiaries and investments in equity-method affiliates) having an aggregate value equal to 20% or more of its market capitalization, (iii) the issuance of 20% or more of its equity securities as consideration for the assets or securities of another person, or (iv) any purchase or sale of, or tender or exchange offer for, 20% or more of its or any of its Subsidiaries’ equity securities (any such proposal or offer being referred to as an “Millennium Acquisition Proposal”), or cooperate with or assist, participate or engage in any discussions or negotiations concerning a Millennium Acquisition Proposal; provided that nothing contained in this Agreement shall prevent Millennium or its Board of Directors from (A) complying with Rule 14d-9, Item 1012(a) of Regulation M-A and Rule 14e-2 promulgated under the Exchange Act with regard to a Millennium Acquisition Proposal or (B) prior to the Cutoff Date, providing information (pursuant to a confidentiality and standstill agreement in reasonably customary form with terms at least as favorable to Millennium with respect to confidentiality as the Agreement dated February 19, 2004 between Millennium and Lyondell (the “Confidentiality Agreement”) and which does not contain terms that prevent Millennium from complying with its obligations under this Section 7.3) to or engaging in any negotiations or discussions with any person or entity who has made an unsolicited bona fide written Millennium Acquisition Proposal with respect to more than 50% of the outstanding capital stock of Millennium or all or substantially all the assets of Millennium that, in the good faith judgment of the Millennium Board, taking into account the likelihood and timing of consummation and any amendments to or modifications of this Agreement that Lyondell has offered or proposed at the time of determination, and after consultation with its financial advisor and outside legal counsel, is superior to the Merger (an “Millennium Superior Proposal”) or is reasonably likely to lead to a Millennium Superior Proposal.

(b) Prior to taking any action referred to in Section 7.3(a), if Millennium intends to participate in any such discussions or negotiations or provide any such information to any such third party, Millennium shall give prompt prior oral and written notice to Lyondell of each such action. Millennium will promptly notify Lyondell, orally and in writing, of Millennium’s receipt of any such requests for such information or the receipt of any Millennium Acquisition Proposal or any inquiry with respect to or that is reasonably likely to lead to a Millennium Acquisition Proposal, including the identity of the person or group engaging in such discussions or negotiations, requesting such information or making such Millennium Acquisition Proposal, and the material terms and conditions of any Millennium Acquisition Proposal. Millennium will keep Lyondell informed, to the extent practicable, of the status and material terms (including any changes or proposed changes to such status or material terms) on a timely basis of any such Millennium Acquisition Proposal.

(c) Nothing in this Section 7.3 shall permit Millennium to enter into any agreement with respect to a Millennium Acquisition Proposal during the term of this Agreement, it being agreed that during the term of this Agreement (except pursuant to Section 9.3(c)), Millennium shall not enter into any agreement with any person that provides for, or in any way facilitates, a Millennium Acquisition Proposal, other than a confidentiality and standstill agreement in reasonably customary form with confidentiality terms at least as favorable to Millennium as the Confidentiality Agreement and which does not contain terms that prevent Millennium from complying with its obligations under this Section. In the event Millennium determines to recommend and declare advisable any Millennium Superior Proposal it will be prohibited from doing so until the fifth business day following written notice to Lyondell of Millennium’s intent to recommend and declare advisable a Millennium Superior Proposal, which notice shall contain a summary of the material terms of such Millennium Superior Proposal.

(d) For purposes hereof, the “Cutoff Date,” when used with respect to Millennium or Lyondell, means the later of the time when the Millennium Stockholder Approval Item shall have been approved by the Millennium stockholders and the time when the Lyondell Stockholder Approval Items shall have been approved by the Lyondell stockholders.

(e) Millennium agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Millennium Acquisition Proposal. Millennium agrees that it will take the necessary steps to promptly inform each of the Millennium Representatives of the obligations undertaken in this Section 7.3. Millennium also agrees that it will promptly request each Person that has heretofore executed a confidentiality agreement in connection with its consideration of any Millennium Acquisition Proposal to return or destroy all confidential information heretofore furnished to such Person by or on behalf of Millennium or any of its Subsidiaries.

Section 7.4 No Solicitation by Lyondell.

(a) Lyondell agrees that neither it nor any of its Subsidiaries shall, and it shall not authorize or permit any of its or any of its Subsidiaries’ officers, directors, employees, agents or representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) (collectively, the “Lyondell Representatives”) to, and on becoming aware of it will use commercially reasonable efforts to stop such person from continuing to, directly or indirectly, solicit, initiate or knowingly encourage (including by way of furnishing nonpublic information), or take any action designed to facilitate, directly or indirectly, any inquiry, proposal or offer (including any proposal or offer to its stockholders) with respect to (i) a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving it, or (ii) any purchase or sale of any portion of its assets (including stock of Subsidiaries and investments in equity-method affiliates), of it or any of its Subsidiaries, taken as a whole, having an aggregate value equal to 20% or more of its market capitalization, (iii) the issuance of 20% or more of its equity securities as consideration for the assets or securities of another person, or (iv) any purchase or sale of, or tender or exchange offer for, 20% or more of its or any of its Subsidiaries’ equity securities (any such proposal or offer being referred to as a “Lyondell Acquisition Proposal”), or cooperate with or assist, participate or engage in any discussions or negotiations concerning a Lyondell Acquisition Proposal; provided that nothing contained in this Agreement shall prevent Lyondell or its Board of Directors from (A) complying with Rule 14d-9, Item 1012(a) of Regulation M-A and Rule 14e-2 promulgated under the Exchange Act with regard to a Lyondell Acquisition Proposal or (B) prior to the Cutoff Date, providing information (pursuant to a confidentiality and standstill agreement in reasonably customary form with terms at least as favorable to Millennium with respect to confidentiality as the Confidentiality Agreement and which does not contain terms that prevent Lyondell from complying with its obligations under this Section 7.4) to or engaging in any negotiations or discussions with any person or entity who has made an unsolicited bona fide written Lyondell Acquisition Proposal with respect to more than 50% of the outstanding capital stock of Lyondell or all or substantially all the assets of Lyondell that, in the good faith judgment of the Board of Directors of Lyondell, taking into account the likelihood and timing of consummation and any amendments to or modifications of this Agreement that Millennium has offered or proposed at the time of determination, and after consultation with its financial advisor and outside legal counsel, is superior to the Merger (a “Lyondell Superior Proposal”) or is reasonably likely to lead to a Lyondell Superior Proposal.

(b) Prior to taking any action referred to in Section 7.4(a), if Lyondell intends to participate in any such discussions or negotiations or provide any such information to any such third party, Lyondell shall give prompt prior oral and written notice to Millennium of each such action. Lyondell will promptly notify Millennium, orally and in writing, of Lyondell’s receipt of any such requests for such information or the receipt of any Lyondell Acquisition Proposal or any inquiry with respect to or that is reasonably likely to lead to a Lyondell Acquisition Proposal, including the identity of the person or group engaging in such discussions or negotiations, requesting such information or making such Lyondell Acquisition Proposal, and the material terms and conditions of any Lyondell Acquisition Proposal. Lyondell will keep

Millennium informed, to the extent practicable, of the status and material terms (including any changes or proposed changes to such status or material terms) on a timely basis of any such Lyondell Acquisition Proposal.

(c) Nothing in this Section 7.4 shall permit Lyondell to enter into any agreement with respect to a Lyondell Acquisition Proposal during the term of this Agreement, it being agreed that during the term of this Agreement (except pursuant to Section 9.4(c)), Lyondell shall not enter into any agreement with any person that provides for, or in any way facilitates, a Lyondell Acquisition Proposal, other than a confidentiality and standstill agreement in reasonably customary form with confidentiality terms at least as favorable to Lyondell as the Confidentiality Agreement and which does not contain terms that prevent Lyondell from complying with its obligations under this Section. In the event Lyondell determines to recommend and declare advisable any Lyondell Superior Proposal it will be prohibited from doing so until the fifth business day following written notice to Millennium of Lyondell’s intent to recommend and declare advisable a Lyondell Superior Proposal, which notice shall contain a summary of the material terms of such Lyondell Superior Proposal.

(d) Lyondell agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Lyondell Acquisition Proposal. Lyondell agrees that it will take the necessary steps to promptly inform each of the Lyondell Representatives of the obligations undertaken in this Section 7.4. Lyondell also agrees that it will promptly request each Person that has heretofore executed a confidentiality agreement in connection with its consideration of any Lyondell Acquisition Proposal to return or destroy all confidential information heretofore furnished to such Person by or on behalf of Lyondell or any of its Subsidiaries.

Section 7.5 Millennium Merger Sub Sole Member Consent. Prior to the Closing Date, this Agreement will have been duly and validly authorized by the sole member of Millennium Merger Sub.

Section 7.6 Meetings of Stockholders.

(a) Millennium and Lyondell, respectively, shall take all action necessary, in accordance with Applicable Law, its certificate of incorporation and bylaws to convene a meeting of its stockholders as promptly as practicable to consider and vote upon the approval of the matters identified in paragraphs (b) and (c), respectively, of this Section 7.6. The meeting of Millennium’s stockholders is herein referred to as the “Millennium Meeting,” the meeting of Lyondell’s stockholders is referred to as the “Lyondell Meeting,” and both such meetings are referred to as the “Meetings.” Millennium and Lyondell shall coordinate and cooperate with respect to the timing of the Meetings and shall use their respective commercially reasonable efforts to hold the Meetings on or about the same day. Notwithstanding any other provision of this Agreement, unless this Agreement is terminated in accordance with the terms hereof, Millennium and Lyondell shall each (to the extent permitted by the laws of its state of incorporation), submit the Millennium Stockholder Approval Item and the Lyondell Stockholder Approval Items, respectively, to its respective stockholders, whether or not the Millennium Board or the Board of Directors of Lyondell, as the case may be, withdraws, modifies or changes its recommendation and declaration regarding the foregoing matters.

(b) Millennium, through its Board of Directors, has adopted resolutions declaring this Agreement and the transactions contemplated hereby to be advisable and in the best interest of Millennium’s stockholders and shall recommend that the Millennium Stockholder Approval Item be approved by Millennium stockholders, and shall use its commercially reasonable efforts to solicit from Millennium’s stockholders proxies in favor thereof; provided, however, that the Millennium Board may at any time prior to the Cutoff Date (upon five business days’ prior written notice to Lyondell if in response to a Millennium Superior Proposal), withdraw, modify or change any recommendation and declaration regarding such matters or recommend and declare advisable any Millennium Superior Proposal, if in the good faith opinion of the Millennium Board after consultation with its outside legal counsel the failure to so withdraw, modify or change its recommendation and declaration or to so recommend and declare advisable any Millennium Superior Proposal would be inconsistent with its fiduciary obligations.

(c) Lyondell, through its Board of Directors, has adopted resolutions declaring this Agreement and the transactions contemplated hereby to be advisable and in the best interest of Lyondell’s stockholders and shall recommend that (i) an amendment to the certificate of incorporation of Lyondell to effect an increase in the number of authorized shares of Lyondell Common Stock and (ii) the issuance of shares of Lyondell Common Stock pursuant to the Merger (collectively, the “Lyondell Stockholder Approval Items”), be approved by Lyondell stockholders, and shall use its commercially reasonable efforts to solicit from Lyondell’s stockholders proxies in favor thereof; provided, however, that the Board of Directors of Lyondell may at any time prior to said approval by the Lyondell stockholders at the Lyondell Meeting (upon five business days’ prior written notice to Millennium if in response to a Lyondell Superior Proposal), withdraw, modify or change any recommendation and declaration regarding such matters or recommend and declare advisable any Lyondell Superior Proposal, if in the good faith opinion of Lyondell’s Board of Directors after consultation with its outside legal counsel the failure to so withdraw, modify or change its recommendation and declaration or to so recommend and declare advisable any Lyondell Superior Proposal would be inconsistent with its fiduciary obligations.

Section 7.7 Filings; Commercially Reasonable Efforts, Etc.

(a) Subject to the terms and conditions herein provided, each of Millennium and Lyondell shall:

(i) make their respective required filings under the HSR Act to be made pursuant to this Section 7.7 (and Lyondell shall pay all filing fees incident thereto), which filings shall be made not more than 15 business days from the date hereof, and thereafter shall promptly make any other required submissions under the HSR Act;

(ii) (A) use their commercially reasonable efforts to cooperate with one another in determining which filings are required to be made prior to the Effective Time with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Effective Time from, governmental or regulatory authorities of the United States, the individual states, and non-U.S. jurisdictions in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby; and (B) timely make all such filings and timely seek all such consents, approvals, permits or authorizations to the extent making such filings and seeking such consents, permits or authorizations is not reasonably likely to have a Millennium Material Adverse Effect or a Lyondell Material Adverse Effect;

(iii) promptly notify each other of any communication concerning this Agreement or the transactions contemplated hereby to that party from any Governmental Entity and permit the other party to review in advance any proposed communication concerning this Agreement or the transactions contemplated hereby to any Governmental Entity;

(iv) subject to Applicable Law, not agree to participate in any meeting or discussion with any Governmental Entity in respect of any filings, investigation or other inquiry concerning this Agreement or the transactions contemplated hereby unless it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend and participate thereat;

(v) furnish the other party with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between them and their affiliates and their respective representatives on the one hand, and any government or regulatory authority or members or their respective staffs on the other hand, with respect to this Agreement and the transactions contemplated hereby, except for copies of their respective filings under the HSR Act; and

(vi) furnish the other party with such necessary information and reasonable assistance as such other party and its affiliates may reasonably request in connection with their preparation of necessary filings, registrations or submissions of information to any governmental or regulatory authorities, including any filings necessary or appropriate under the provisions of the HSR Act.

(b) Subject to the terms and conditions herein provided, each of Millennium and Lyondell shall make the filings with the SEC contemplated by Section 1.2 and Section 7.10.

(c) Without limiting Section 7.7(a), but subject to Section 7.7(d), Millennium and Lyondell each shall:

(A) use commercially reasonable efforts to avoid the entry of, or to have vacated, terminated or modified, any decree, order or judgment that would restrain, prevent or delay the Effective Time or the Closing, as the case may be; and

(B) use commercially reasonable efforts to take any and all steps necessary to obtain any consents required to effect the Merger or to eliminate any impediments to the Merger.

(d) Nothing in this Agreement shall require either Millennium or Lyondell to (i) dispose of any of its assets or to limit its freedom of action with respect to any of its businesses, (ii) consent to any disposition of its assets or limits on its freedom of action with respect to any of its businesses, whether prior to or after the Effective Time, (iii) commit or agree to any of the foregoing, (iv) obtain any consents, approvals, permits or authorizations or to remove any impediments to the transactions contemplated hereby relating to antitrust laws or (v) avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding relating to antitrust laws, other than matters described in the immediately preceding clauses (i) through and including (v) which in each such case may be conditioned upon the consummation of the Merger and the other transactions contemplated hereby and which, in the reasonable judgment of each of Millennium and Lyondell, in each such case do not and are not reasonably likely to individually or in the aggregate either have (i) a Millennium Material Adverse Effect or (ii) a Lyondell Material Adverse Effect following the Merger.

(e) At or prior to the Effective Time, Millennium shall file with the Secretary of State of Delaware the Delaware Certificate.

Section 7.8 Inspection. From the date hereof to the Effective Time, each of Millennium and Lyondell shall allow all designated officers, attorneys, accountants and other representatives of Millennium or Lyondell as the case may be, access, at all reasonable times, upon reasonable notice, to the records and files, correspondence, audits, audit work papers, tax returns (foreign and domestic) and related work papers, environmental compliance correspondence, permits and files and other assets, as well as to all information relating to commitments, contracts, titles and financial position, or otherwise pertaining to the business and affairs of Millennium and Lyondell and their respective Subsidiaries, including inspection of such assets; provided, however, that no investigation pursuant to this Section 7.8 shall affect any representation or warranty given by any party hereunder, and provided, further that notwithstanding the provision of information or investigation by any party, no party shall be deemed to make any representation or warranty except as expressly set forth in this Agreement. Notwithstanding the foregoing, no party shall be required to provide any information which it reasonably believes it may not provide to the other party by reason of Applicable Law or antitrust concerns, which constitutes information protected by attorney/client privilege, or which it is required to keep confidential by reason of contract or agreement with third parties. The parties hereto shall make reasonable and appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. Each of Millennium and Lyondell agrees that it shall not, and shall cause its respective representatives not to, use any information obtained pursuant to this Section 7.8 for any purpose unrelated to the consummation of the transactions contemplated hereby. All non-public information obtained pursuant to this Section 7.8 shall be governed by the Confidentiality Agreement.

Section 7.9 Publicity. The parties will consult with each other and will mutually agree upon any press releases or public announcements pertaining to this Agreement or the transactions contemplated hereby and shall not issue any such press releases or make any such public announcements prior to such consultation and agreement, except as may be required by Applicable Law or by obligations pursuant to any listing agreement with any national securities exchange, in which case the party proposing to issue such press release or make such public announcement shall use its commercially reasonable efforts to consult in good faith with the other party before issuing any such press releases or making any such public announcements.

Section 7.10 Registration Statement on Form S-4.

(a) Each of Millennium and Lyondell shall cooperate with each other and promptly prepare and shall file with the SEC as soon as practicable a Registration Statement on Form S-4 (the “Form S-4”) under the Securities Act, with respect to shares of Lyondell Common Stock issuable in the Merger. A portion of the Form S-4 shall also serve as the joint proxy statement with respect to the respective meetings of the stockholders of Millennium and Lyondell in connection with the transactions contemplated hereby (the “Proxy Statement/Prospectus”). The respective parties will cause the Proxy Statement/Prospectus and the Form S-4 to comply as to form in all material respects with the applicable provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder. Millennium and Lyondell shall each use commercially reasonable efforts, and shall cooperate with one another, so as to have the Form S-4 declared effective by the SEC as promptly as practicable. No filing of, or amendment or supplement to, the Form S-4 will be made without the consent of both Millennium and Lyondell, which consent will not be unreasonably withheld. Lyondell shall use commercially reasonable efforts to obtain, prior to the effective date of the Form S-4, all necessary state securities law or “Blue Sky” permits or approvals required to carry out the transactions contemplated hereby and Lyondell shall pay all expenses incident thereto (including all SEC and other filing fees and all printing and mailing expenses associated with the Form S-4 and the Proxy Statement/ Prospectus). Lyondell will advise Millennium, promptly after it receives notice thereof, of the time when the Form S-4 has been declared effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the shares of Lyondell Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction or any request by the SEC for amendment of the Proxy Statement/Prospectus or the Form S-4 or comments thereon and responses thereto or requests by the SEC for additional information. Each of the parties shall also promptly provide each other party copies of all written correspondence received from the SEC and summaries of all oral comments received from the SEC in connection with the transactions contemplated hereby. Each of the parties shall promptly provide each other party with drafts of all correspondence intended to be sent to the SEC in connection with the transactions contemplated hereby and allow each such party the opportunity to comment thereon prior to delivery to the SEC.

(b) Lyondell and Millennium shall each use its commercially reasonable efforts to cause the Proxy Statement/Prospectus to be mailed to their respective stockholders as promptly as practicable after the Form S-4 is declared effective under the Securities Act and the Proxy Statement/Prospectus has cleared any review by the staff of the SEC.

(c) Each of Millennium and Lyondell shall ensure that the information provided by it for inclusion or incorporation by reference in the Form S-4 and each amendment or supplement thereto, at the time of mailing thereof and at the time of the Meetings or, in the case of information provided by it for inclusion or incorporation by reference in the Form S-4 or any amendment or supplement thereto, at the time it becomes effective, (i) will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act. No representation is made by Millennium with respect to statements made or incorporated by reference in the Proxy Statement/Prospectus or Form S-4 based on information supplied by Lyondell for inclusion or incorporation by reference in the Proxy Statement/Prospectus or the Form S-4, and no representation is made by Lyondell with respect to statements made or incorporated by reference in the Proxy Statement/Prospectus or Form S-4 based on information supplied by Millennium for inclusion or incorporation by reference in the Proxy Statement/Prospectus or the Form S-4.

Section 7.11 Listing Applications.

(a) To the extent such shares are not already listed, Lyondell shall promptly prepare and submit to the NYSE, and on all other stock exchanges on which shares of Lyondell Common Stock are then listed, a listing application covering the Lyondell Common Stock to be issued in the transactions contemplated hereby and shall use its commercially reasonable efforts to obtain, prior to the Effective Time, approval for the listing on the NYSE of the shares of Lyondell Common Stock to be issued in the Merger, subject to official notice of issuance.

(b) The listing fees payable to the NYSE with respect to the listing applications or any amendments thereto shall be paid by Lyondell.

Section 7.12 “Comfort” Letters of Accountants.

(a) Millennium shall use commercially reasonable efforts to cause to be delivered to Lyondell a “comfort” letter of PricewaterhouseCoopers LLP, Millennium’s independent public accountants, dated the effective date of the Form S-4 and addressed to Lyondell with regard to certain financial information regarding Millennium included in the Form S-4, in form reasonably satisfactory to Lyondell and customary in scope and substance for “comfort” letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

(b) Lyondell shall use commercially reasonable efforts to cause to be delivered to Millennium a “comfort” letter of PricewaterhouseCoopers LLP, Lyondell’s independent public accountants, dated the effective date of the Form S-4 and addressed to Millennium with regard to certain financial information regarding Lyondell included in the Form S-4, in form reasonably satisfactory to Millennium and customary in scope and substance for “comfort” letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

Section 7.13 Agreements of Rule 145 Affiliates. At least five business days prior to the Effective Time, Millennium shall cause to be prepared and delivered to Lyondell a list identifying all persons who it believes may be deemed to be “affiliates” of Millennium, as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act (the “Rule 145 Affiliates”). Millennium shall use its commercially reasonable efforts to cause each person who is identified as its Rule 145 Affiliate in such list to deliver to Lyondell, at or prior to the Effective Time, a written agreement, in the form of Exhibit 7.13. Lyondell shall be entitled to place restrictive legends on any shares of Lyondell Common Stock issued (i) to such Rule 145

Affiliates and (ii) to any other persons who it reasonably believes may be deemed to be “affiliates” of Millennium, as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act, pursuant to the Merger.

Section 7.14 Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, except as expressly provided herein or as otherwise agreed in writing by the parties.

Section 7.15 Indemnification and Insurance

(a) For six years from and after the Effective Time, Lyondell shall indemnify, defend and hold harmless to the fullest extent permitted under Applicable Law each person who is, or has been at any time prior to the Effective Time, an officer or director of Millennium or Millennium Merger Sub (or any Subsidiary or division thereof) and each person who served at the request of Millennium as a director, officer, limited liability company member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (individually, an “Indemnified Party” and, collectively, the “Indemnified Parties”) against all losses, claims, damages, liabilities, costs or expenses (including attorneys’ fees), judgments, fines, penalties and amounts paid in settlement in connection with any threatened, pending or completed claim, action, suit, proceeding, investigation or inquiry arising out of or pertaining to acts or omissions, or alleged acts or omissions, by them in their capacities as such, whether commenced, asserted or claimed before or after the Effective Time. In the event of any such threatened, pending or completed claim, action, suit, proceeding, investigation or inquiry (an “Action”), Lyondell shall pay, as incurred, the fees and expenses of counsel selected by the Indemnified Party, which counsel shall be reasonably acceptable to Lyondell, in advance of the final disposition of any such Action to the fullest extent permitted by Applicable Law (provided the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to the indemnification) and, if required, upon receipt of any undertaking required by Applicable Law; provided, however, Lyondell or the Surviving Entity, as the case may be, shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld or delayed), and provided further, that Lyondell shall not be obligated pursuant to this Section 7.15 to pay the fees and disbursements of more than one counsel for all Indemnified Parties in any single Action, unless, in the good faith judgment of any of the Indemnified Parties, there is or may be a conflict of interests between two or more of such Indemnified Parties, in which case there may be separate counsel for each similarly situated group.

(b) The parties agree that all rights to indemnification and any provisions relating to advances of expenses incurred in defense of any action or suit, whether contained in this Agreement or in the charter, bylaws or other organizational documents of Millennium, Lyondell or any of their respective Subsidiaries shall survive consummation of the Merger with respect to matters occurring through and including the Effective Time.

(c) For a period of six years from and after the Effective Time, Lyondell shall cause to be maintained officers’ and directors’ liability insurance covering the Indemnified

Parties who are, or at any time prior to the Effective Time were, covered by Millennium’s existing officers’ and directors’ liability insurance policies on terms no less advantageous as a whole to the Indemnified Parties than such existing insurance, provided, however, that if the existing insurance expires, is terminated or canceled, or if the annual premiums increase to in excess of 250% of the sum of the last annual premium paid by Millennium prior to the date hereof (the amount of each such premium being set forth in Section 7.15(c) of the Millennium Disclosure Letter), Lyondell shall provide as much coverage as reasonably practicable for such amount.

(d) The rights of each Indemnified Party hereunder shall be in addition to any other rights such Indemnified Party may have under the certificate of incorporation or bylaws of Lyondell or any of its Subsidiaries, under Applicable Law or otherwise. The provisions of this Section 7.15 shall survive the consummation of the Merger and expressly are intended to benefit each of the Indemnified Parties.

(e) In the event Lyondell or any of its respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in either such case, proper provision shall be made so that the successors and assigns of Lyondell, as the case may be, shall assume the obligations set forth in this Section 7.15.

Section 7.16 [Reserved]

Section 7.17 Employee Matters

(a) Millennium and Lyondell each agree that all employees of Millennium and its Subsidiaries immediately prior to the Effective Time shall be employed by Lyondell or its Subsidiaries immediately after the Effective Time, it being understood that Lyondell shall not have any obligations to continue employing such employees for any length of time thereafter. Millennium agrees that it shall not make, and it shall not permit its Subsidiaries to make, any representations or promises, oral or written, to employees of Millennium and its Subsidiaries concerning continued employment following the Effective Time, or the terms and conditions of that employment, except as requested in writing by Lyondell or with the prior written consent of Lyondell. Nothing in this Agreement shall be considered a contract between Millennium, Lyondell its Subsidiaries and any employee for such employee’s continued employment.

(b) Millennium and Lyondell further agree that the Millennium Benefit Plans in effect at the date of this Agreement shall, to the extent practicable, remain in effect in accordance with their terms until otherwise determined after the Effective Time. To the extent any such Millennium Benefit Plan is not continued, Lyondell will provide or cause Millennium to provide for a one year period immediately following the Effective Time benefits to such Millennium employees that are no less favorable (based on value), in the aggregate, than the benefits provided by the Millennium Benefit Plans immediately prior to the Effective Time; provided, however, that notwithstanding the foregoing, Lyondell shall provide severance pay to any employee (other than an employee who is listed on Section 5.12(e) of the Disclosure Letter under the heading Certain Payments of Benefits) who is terminated by Lyondell or any of its affiliates during the one year period beginning on the Effective Time (taking into account all service with Millennium and its affiliates prior to the Effective Time as well as service with Millennium, Lyondell or any of their affiliates after the Effective Time) that would have been provided pursuant to the plans and policies in effect immediately prior to the date of this Agreement and a copy of each of which (or, in the case of Foreign Plans, a summary of or guidelines under which) have been provided to Lyondell.

(c) Millennium and each of its Subsidiaries operating in Europe shall (in cooperation with Lyondell) use commercially reasonable efforts to comply with all obligations under the national labor laws of any country in Europe, the European Union labor laws or any applicable collective bargaining agreements to inform and consult with the shop committee, workers’ council or other employee bodies of such Subsidiaries in connection with the Merger and the resulting change in control of such Subsidiaries.

Section 7.18 Takeover Statutes. If any Takeover Statute is or may become applicable to the Merger, each of Lyondell and Millennium and their respective Boards of Directors shall grant such approvals and take such actions as are necessary so that the Merger may be consummated as promptly as practicable on the terms contemplated by this Agreement or by the merger and otherwise act to eliminate or minimize the effects of such statute or regulation or such transactions. The Millennium Board shall take all actions, including the adoption of any resolutions, as may be necessary or reasonably requested by Lyondell to assure that any charter and bylaw provisions in the nature of anti-takeover provisions, if any, are, and at the Effective Time will be, inapplicable to the Merger.

Section 7.19 Section 16(b) Board Approval. Prior to the Closing, the Millennium Board shall, by resolution duly adopted by such Board of Directors or a duly authorized committee of “non-employee directors” thereof, approve and adopt, for purposes of exemption from “short-swing” liability under Section 16(b) of the Exchange Act, (i) the conversion at the Effective Time of the shares of Millennium Common Stock held by officers and directors of Millennium into the right to receive shares of Lyondell Common Stock in the Merger and (ii) the assumption by Lyondell at the Effective Time of the Millennium Stock Option Plans. Similarly, prior to the Closing, a duly authorized committee of “non-employee directors” of the Board of Directors of Lyondell shall approve and adopt similar resolutions with respect to the directors of Millennium that will be appointed to the Board of Directors of Lyondell pursuant to Section 3.3 and any officers of Millennium that will be deemed to be “executive officers” (under Section 16 of the Exchange Act) of Lyondell at the Effective Time. Such resolutions shall set forth the name of the applicable “insiders” for purposes of Section 16 of the Exchange Act, the number of securities to be acquired by each individual, that the approval is being granted to exempt the transaction under Rule 16b-3 under the Exchange Act and, for the Millennium Stock Options to be assumed by Lyondell at the Effective Time, the material terms of the options and warrants to purchase shares of Lyondell Common Stock acquired by such insiders as a result of the assumption of the Millennium Stock Options by Lyondell.

Section 7.20 Reorganization Treatment

(a) Millennium and Lyondell shall execute and deliver to each of Weil, Gotshal & Manges LLP, counsel to Millennium, and Baker Botts L.L.P., counsel to Lyondell, certificates substantially in the forms attached hereto as Exhibits 7.20(a) and 7.20(b) at such time or times as reasonably requested by each such law firm in connection with its delivery of the opinion referred to in Section 8.2(b) or Section 8.3(b), as the case may be. Prior to the Effective Time, neither Millennium nor Lyondell shall take or cause to be taken any action which would cause to be untrue any of the representations in such certificates.

(b) Millennium and Lyondell intend that the transactions contemplated hereby will qualify as a reorganization within the meaning of Section 368(a) of the Code and the parties will take the position for all Tax purposes that the transactions contemplated hereby so qualify unless a contrary position is required by a final determination within the meaning of Section 1313 of the Code. Millennium and Lyondell shall each use their respective commercially reasonable efforts to cause the transactions contemplated hereby to qualify as a reorganization within the meaning of Section 368(a) of the Code, and shall not take actions, cause actions to be taken, or fail to take actions that are reasonably likely to prevent such result.

Section 7.21 Bank Agreement Amendments. Lyondell and Millennium shall use commercially reasonable efforts to obtain any and all amendments and/or waivers under their respective bank credit agreements and the Lyondell receivables securitization facility (or, in each case, replacements thereof) as shall be necessary to permit consummation of the transactions contemplated hereby without breach or violation of any such agreement or of any other debt agreement to which either of them or any Subsidiary of either of them shall be a party (collectively, the “Bank Agreement Amendments”).

ARTICLE 8

MERGER CONDITIONS

Section 8.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction or waiver, if applicable, at or prior to the Closing Date of the following conditions:

(a) The Millennium Stockholder Approval Item shall have been approved by the requisite vote of the stockholders of Millennium in accordance with Applicable Law.

(b) The Lyondell Stockholder Approval Items shall have been approved by the requisite vote of the stockholders of Lyondell in accordance with Applicable Law.

(c) Any waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated, any clearances required by the European Commission applicable to the consummation of the Merger shall have been received, and any material regulatory or governmental approval required or, in the reasonable view of Lyondell, warranted under national competition, merger control or similar law of any other relevant jurisdiction shall have been obtained or the relevant waiting period shall have expired; provided, however, that if the required filings have been made with respect to any such material regulatory or governmental approval, this condition shall be satisfied if in the reasonable view of Lyondell the consummation of the Merger prior to the receipt of such approval or the expiration of the relevant waiting period shall not have a Millennium Material Adverse Effect or a Lyondell Material Adverse Effect

(d) No judgment, injunction, ruling, order or decree of any Governmental Entity shall be in effect that makes the Merger illegal, restrains or prevents the consummation of the Merger or imposes any condition to, or any requirement as a result of, consummation of the Merger that would, if complied with, constitute or result in a Lyondell Material Adverse Effect or a Millennium Material Adverse Effect (collectively, “Restraints”); provided, however, that, prior to invoking this condition, each party agrees to comply with Section 7.7, and with respect to other matters not covered by Section 7.7, to use its commercially reasonable efforts to have any such Restraint lifted or vacated.

(e) The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings initiated by the SEC seeking a stop order.

(f) The shares of Lyondell Common Stock to be issued in connection with the Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance.

Section 8.2 Conditions to Obligation of Millennium to Effect the Merger. The obligation of Millennium to effect the Merger shall be subject to the satisfaction or waiver by Millennium at or prior to the Closing Date of the following conditions:

(a) (i) Lyondell shall have performed, in all material respects, its covenants and agreements contained in this Agreement required to be performed on or prior to the Closing Date, and (ii) the representations and warranties of Lyondell contained in this Agreement shall be true and correct (without regard to materiality or Lyondell Material Adverse Effect qualifiers contained therein) as of the date of this Agreement and as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except where the failure of the representations and warranties to be true and correct, individually or in the aggregate, has not and is not reasonably likely to have a Lyondell Material Adverse Effect, and Millennium shall have received a certificate of Lyondell executed on its behalf by its President or one of its Vice Presidents, dated the Closing Date, certifying to such effect.

(b) Millennium shall have received from Weil, Gotshal & Manges LLP, counsel to Millennium, on the Closing Date, an opinion in form and substance reasonably satisfactory to Millennium and dated as of the Closing Date, to the effect that the Merger will qualify for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, Weil, Gotshal & Manges LLP shall be entitled to receive and rely upon representations of Lyondell and Millennium.

(c) Lyondell shall have obtained all of the consents listed on Exhibit 8.2(c).

Section 8.3 Conditions to Obligation of Lyondell to Effect the Merger. The obligations of Lyondell to effect the Merger shall be subject to the satisfaction or waiver by Lyondell at or prior to the Closing Date of the following conditions:

(a) (i) Millennium and Millennium Merger Sub shall have performed, in all material respects, their respective covenants and agreements contained in this Agreement required to be performed on or prior to the Closing Date, and (ii) the representations and warranties of Millennium and Millennium Merger Sub contained in this Agreement shall be true and correct (without regard to materiality or Millennium Material Adverse Effect qualifiers contained therein) as of the date of this Agreement and as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except where the failure of the representations and warranties to be true and correct, individually or in the aggregate, has not and is not reasonably likely to have a Millennium Material Adverse Effect, and Lyondell shall have received a certificate of Millennium executed on its behalf by its President or one of its Vice Presidents, dated the Closing Date, certifying to such effect.

(b) Lyondell shall have received from Baker Botts L.L.P., counsel to Lyondell, on the Closing Date, an opinion in form and substance reasonably satisfactory to Lyondell and dated as of the Closing Date, to the effect that the Merger will qualify for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, Baker Botts L.L.P. shall be entitled to receive and rely upon representations of Lyondell and Millennium.

(c) Millennium shall have obtained all of the consents listed on Exhibit 8.3(c).

(d) The Bank Agreement Amendments shall have been obtained in form and substance reasonably satisfactory to Lyondell.

ARTICLE 9

TERMINATION

Section 9.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after satisfaction of the conditions set forth in Section 8.1(a) and (b), by the mutual written consent of Millennium and Lyondell, through action of their respective Boards of Directors.

Section 9.2 Termination by Either Millennium or Lyondell. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after satisfaction of the conditions set forth in Section 8.1(a) and (b), by action of the Board of Directors of either Millennium or of Lyondell if:

(a) the Merger shall not have been consummated on or before December 31, 2004 (the “Merger Deadline”), unless the failure to consummate the Merger is the result of the willful and material breach of this Agreement by the party seeking to terminate this Agreement;

(b) any Restraint shall be in effect and shall have become final and nonappealable; provided, however, that the party seeking to terminate this Agreement pursuant to this clause (b) shall have complied with Section 7.7 and, with respect to other matters not covered by Section 7.7, shall have used its commercially reasonable efforts to remove such Restraint; or

(c) (i) the Lyondell Meeting shall have been held and the Lyondell’s stockholders shall not have approved the Lyondell Stockholder Approval Items upon a vote taken thereon, or (ii) the Millennium Meeting shall have been held and the Millennium’s stockholders shall not have approved the Millennium Stockholder Approval Item upon a vote taken thereon.

Section 9.3 Termination by Millennium. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after (except as otherwise provided below) the approval of the Millennium Stockholder Approval Item by the stockholders of Millennium, by action of the Millennium Board, if:

(a) Lyondell shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 8.2(a) and (ii) is incapable of being cured, or is not cured, by Lyondell prior to or on the date which is 30 calendar days after written notice of such breach or failure to perform is given to Lyondell by Millennium;

(b) the Board of Directors of Lyondell shall have withdrawn or materially modified, in a manner adverse to Millennium, its approval or recommendation of this Agreement or the transactions contemplated hereby or recommended a Lyondell Acquisition Proposal, or resolved to do so, or failed to reconfirm its recommendation of this Agreement to Lyondell’s stockholders within ten business days after a written request by Millennium to do so; or

(c) prior to the Cutoff Date, (i) the Millennium Board shall have received a Millennium Superior Proposal, (ii) Millennium shall have complied in all material respects with Section 7.3, (iii) Millennium shall have concurrently paid the fee due under Section 9.5(a), (iv) the Millennium Board shall concurrently approve, and Millennium shall concurrently enter into, a binding definitive written agreement providing for the implementation of such Millennium Superior Proposal and (v) Lyondell shall not have made, within five business days after Lyondell’s receipt of Millennium’s written notice of its intent to accept a Millennium Superior Proposal and terminate this Agreement, an offer that the Millennium Board shall have reasonably concluded in good faith, after consultation with its financial advisors and outside legal counsel, is at least as favorable to the stockholders of Millennium as the Millennium Superior Proposal.

Section 9.4 Termination by Lyondell. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after (except as otherwise provided below) the approval of the Lyondell Stockholder Approval Items by the stockholders of Lyondell, by action of the Board of Directors of Lyondell, if:

(a) Millennium or Millennium Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 8.3(a) and (ii) is incapable of being cured, or is not cured, by Millennium prior to or on the date which is 30 calendar days after written notice of such breach or failure to perform is given to Millennium by Lyondell;

(b) the Millennium Board shall have withdrawn or materially modified, in a manner adverse to Lyondell, its approval or recommendation of this Agreement or the transactions contemplated hereby or recommended a Millennium Acquisition Proposal, or resolved to do so, or failed to reconfirm its recommendation of this Agreement to Millennium’s stockholders within ten business days after a written request by Lyondell to do so; or

(c) prior to the Cutoff Date, (i) the Board of Directors of Lyondell shall have received a Lyondell Superior Proposal, (ii) Lyondell shall have complied in all material respects with Section 7.4, (iii) Lyondell shall have concurrently paid the fee due under Section 9.5(b) and (iv) the Board of Directors of Lyondell shall concurrently approve, and Lyondell shall concurrently enter into, a binding definitive written agreement providing for the implementation of such Lyondell Superior Proposal.

Section 9.5 Effect of Termination

(a) If this Agreement is terminated and the Merger is abandoned:

(1) by Millennium or Lyondell pursuant to Section 9.2(c)(ii) because the stockholders of Millennium failed to approve the Millennium Stockholder Approval Item at the Millennium Meeting after the public announcement of a Millennium Acquisition Proposal, whether or not the Millennium Acquisition Proposal is still pending or has been consummated; or

(2) by Lyondell pursuant to Section 9.4(b); or

(3) by Millennium pursuant to Section 9.3(c);

then Millennium shall pay Lyondell a fee of $30 million at the time of such termination in cash by wire transfer to an account designated by Lyondell; provided that, in the case of clause (2) above, no such fee shall be payable if at the time of the Millennium Board action giving rise to the termination by Lyondell, a Lyondell Material Adverse Effect shall have occurred.

(b) If this Agreement is terminated and the Merger is abandoned:

(1) by Lyondell or Millennium pursuant to Section 9.2(c)(i) because the stockholders of Lyondell failed to approve the Lyondell Stockholder Approval Items at the Lyondell Meeting after the public announcement of a Lyondell Acquisition Proposal, whether or not the Lyondell Acquisition Proposal is still pending or has been consummated; or

(2) by Millennium pursuant to Section 9.3(b); or

(3) by Lyondell pursuant to Section 9.4(c);

then Lyondell shall pay Millennium a fee of $30 million at the time of such termination in cash by wire transfer to an account designated by Millennium; provided that, in the case of clause (2) above, no such fee shall be payable if at the time of the Lyondell Board action giving rise to the termination by Millennium, a Millennium Material Adverse Effect shall have occurred.

(c) The parties acknowledge and agree that the agreements contained in Section 9.5(a) and (b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement. If a party fails to promptly pay the amount due pursuant to Section 9.5(a) or (b), as applicable, and, in order to obtain such payment, the other party commences a suit that results in judgment for such party for the fee, the defaulting party shall pay the other party its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such suit, together with interest on the amount of the fee from the date such payment was required to be paid pursuant to the terms of this Agreement until the date of payment at the prime rate of the lead bank under the Lyondell Credit Agreement in effect on the date such payment was required to be made.

(d) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article 9, all obligations of the parties hereto shall terminate, except the obligations of the parties pursuant to this Section 9.5, and Section 7.14 and except for the provisions of Sections 10.1, 10.3, 10.4, 10.6, 10.8, 10.9, 10.11 and 10.12, provided that nothing herein shall relieve any party from any liability for any willful and material breach by such party of any of its representations, warranties, covenants or agreements set forth in this Agreement and all rights and remedies of such nonbreaching party under this Agreement in the case of such a willful and material breach, at law or in equity, shall be preserved.

(e) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article 9, Millennium shall promptly reimburse Lyondell for 50% of the expenses Lyondell agreed to bear pursuant to Sections 7.7(a)(i), 7.10(a) and 7.11(b), by wire transfer of immediately available funds to an account designated by Lyondell.

Section 9.6 Extension; Waiver. At any time prior to the Effective Time, each party may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

ARTICLE 10

GENERAL PROVISIONS

Section 10.1 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive consummation of the Merger; provided, however, that the agreements contained in Article 4 and in Sections 7.13, 7.14, 7.15, 7.17, 7.20 and this Article 10 and the agreements delivered pursuant to this Agreement shall survive consummation of the Merger. The Confidentiality Agreement shall survive any termination of this Agreement, and the provisions of such Confidentiality Agreement shall apply to all information and material delivered by any party hereunder.

Section 10.2 Notices. All notices, requests and other communications (collectively, the “Notices”) made pursuant to this Agreement shall be in writing and signed and correctly dated by the party sending such Notice. All Notices shall be delivered personally (by courier or otherwise) or by facsimile to the receiving party at the applicable address or facsimile number set forth below:

(a) if to Millennium or Millennium Merger Sub:

Millennium Chemicals Inc.

20 Wight Avenue, Suite 100

Hunt Valley, MD 21030

Attention: C. William Carmean, General Counsel

Facsimile: 443.705.0249

with copies (which shall not constitute notice) to:

Weil Gotshal & Manges LLP

767 Fifth Avenue New York, NY 10153 Attention: Ellen J. Odoner

Facsimile: 212.310.8007

and

Weil Gotshal & Manges LLP

200 Crescent Court, Suite 300

Dallas, Texas 75291

Attention: Mary R. Korby

Facsimile: 214.746.7777

(b) if to Lyondell:

Lyondell Chemical Company

One Houston Center

1221 McKinney, Suite 700

Houston, TX 77010

Attention: Kerry A. Galvin, General Counsel

Facsimile: 713.309.2143

with copies (which shall not constitute notice) to:

Baker Botts L.L.P.

One Shell Plaza

910 Louisiana

Houston, Texas 77002-4995

Attention: Stephen A. Massad

Facsimile: 713.229.7775

Any Notice delivered personally shall be deemed to have been given on the date it is so delivered, or upon attempted delivery if acceptance of delivery is refused, and any Notice delivered by facsimile shall be deemed to have been given on the first business day the intended recipient confirms delivery thereof. The address and facsimile numbers set forth above may be changed by a party by giving Notice of such change of address or facsimile number in the manner set forth in this Section 10.2.

Section 10.3 Assignment; Binding Effect; Benefit. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties; provided, however, that Lyondell may at any time assign all or part of its rights, but none of its obligations, hereunder to a direct wholly owned corporate Subsidiary. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, except for the provisions of Section 7.15 with respect to the Indemnified Parties and except as provided in any agreements delivered pursuant hereto (collectively, the “Third-Party Provisions”), nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement. The Third-Party Provisions may be enforced by the beneficiaries thereof.

Section 10.4 Entire Agreement. This Agreement, the exhibits to this Agreement, the Millennium Disclosure Letter, the Lyondell Disclosure Letter, the Limited Waiver Agreement dated as of the date hereof between Millennium and Lyondell and any documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto, except that the Confidentiality Agreement shall continue in effect. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

Section 10.5 Amendments. This Agreement may be amended by the parties hereto, by action taken or authorized by their boards of directors, at any time before or after approval of matters presented in connection with the transactions contemplated hereby by the stockholders of Millennium or Lyondell, but after any such stockholder approval no amendment shall be made which by Applicable Law requires the further approval of stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 10.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws.

Section 10.7 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

Section 10.8 Construction. In this Agreement:

(a) (i) no consideration shall be given to the captions of the articles, sections, subsections or clauses, which are inserted for convenience in locating the provisions of this Agreement and not as an aid in construction; (ii) no consideration shall be given to the fact or presumption that any party had a greater or lesser hand in drafting this Agreement; (iii) examples shall not be construed to limit, expressly or by implication, the matter they illustrate; (iv) the word “includes” and its syntactic variants mean “includes, but is not limited to” and corresponding syntactic variant expressions; (v) the plural shall be deemed to include the singular, and vice versa; (vi) references in this Agreement to Sections and Exhibits shall be deemed to be references to Sections of, and Exhibits to, this Agreement unless the context shall otherwise require; (vii) all Exhibits attached to this Agreement shall be deemed incorporated herein as if set forth in full herein; (viii) the words “hereof”, “herein” and “hereunder” and words of similar import shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (ix) references to a person are also to its permitted successors and permitted assigns; and (x) unless otherwise expressly provided, any agreement, instrument or statute defined or referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.

(b) The phrase “to the knowledge of” and similar phrases relating to knowledge of Millennium or Lyondell, as the case may be, shall mean the actual knowledge of, in the case of Millennium, the individuals listed in Section 10.8(b) of the Millennium Disclosure Letter and, in the case of Lyondell, the individuals listed in Section 10.8(b) of the Lyondell Disclosure Letter, in each case, after reasonable investigation by such individuals.

(c) The term “Material Adverse Effect” means:

(A) with respect to Millennium, a material adverse effect on or change in (a) the business, assets, condition (financial or otherwise) or operations of Millennium and its Subsidiaries taken as a whole, except for such changes or effects in general economic, capital market, regulatory or political conditions or changes that affect generally the segment or segments of the chemicals industry in which they operate or (b) the ability of Millennium to consummate the Merger or fulfill the conditions to Closing. “Millennium Material Adverse Effect” means a Material Adverse Effect with respect to Millennium.

(B) with respect to Lyondell, a material adverse effect on or change in (a) the business, assets, condition (financial or otherwise) or operations of Lyondell and its Subsidiaries taken as a whole, except for such changes or effects in general economic, capital market, regulatory or political conditions or changes that affect generally the segment or segments of the chemicals industry in which they operate or (b) the ability of Lyondell to consummate the Merger or fulfill the conditions to Closing. “Lyondell Material Adverse Effect” means a Material Adverse Effect with respect to Lyondell.

(d) The term “Subsidiary,” when used with respect to any party, means any corporation or other organization (including a limited liability company and limited partnership), whether incorporated or unincorporated, domestic or foreign, of which such party directly or indirectly owns or controls (i) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization or any organization of which such party is a general partner or (ii) any form of equity interest or an interest of any other character that is convertible into an equity interest in such corporation or organization and such party has working control over the management of such corporation or organization. In the event a Subsidiary is not wholly owned by a party hereto, then only such party’s percentage interest in such Subsidiary will be taken into account when considering such party and its Subsidiaries on a consolidated basis or taken as a whole. The term “Subsidiary” as used herein shall not include, with respect to either Millennium or Lyondell, Equistar Chemicals, LP.

(e) The term ”Debt“ means, with respect to any person, the aggregate amount of, without duplication, (i) all obligations for borrowed money; (ii) all obligations evidenced by bonds, debentures, notes or other similar instruments; (iii) all obligations to pay the deferred purchase price of property or services; (iv) all capitalized lease obligations; (v) all obligations or liabilities of others secured by a lien on any asset owned by such person (other than a Millennium Permitted Lien or Lyondell Permitted Lien, as applicable) whether or not such obligation or liability is assumed, to the extent of the lesser of such obligation or liability or the book value of such asset; (vi) all Contingent Obligations of such person; and (vii) any other obligations or liabilities which are required by U.S. generally accepted accounting principles to be shown as debt on a balance sheet.

(f) The term “Contingent Obligation“ means, as applied to any person, any direct or indirect liability, contingent or otherwise, of that person with respect to any indebtedness, lease, dividend, letter of credit or other similar obligation of another, including any such obligation directly or indirectly guaranteed, endorsed (other than for collection or deposit in the ordinary course of business) co-made or discounted or sold with recourse by that person, or in respect of which that person is otherwise directly or indirectly liable, including any such obligation for which that person is in effect liable through any agreement (contingent or otherwise) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain the solvency or any balance sheet, income or other financial condition of the obligor of such obligation, or to make payment for any products, materials or supplies or for any transportation, services or lease regardless of the non-delivery or non-furnishing thereof, in any such case if the purpose or intent of such agreement is to provide assurance that such obligation will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such obligation will be protected (in whole or in part) against loss in respect thereof. The amount of any Contingent Obligation shall be equal to the amount of the obligation, or portion thereof, so guaranteed or otherwise supported.

(g) The term “commercially reasonable efforts” means, with respect to each party, the agreement of such party to cooperate and to cause its affiliates to cooperate and to use its best efforts consistent with reasonable commercial practice without payment or incurrence of unreasonable expense or the requirement to engage in litigation.

Section 10.9 Waivers. Except as provided in this Agreement, no action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

Section 10.10 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

Section 10.11 Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 10.12 Jurisdiction; Consent to Service of Process; Waiver. Each of the parties to this Agreement agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contained in or contemplated this Agreement, whether in tort or contract or at law or in equity, exclusively in the Court of Chancery of the State of Delaware, or, if as a matter of law exclusive jurisdiction over such action rests in the federal courts, the United States District Court for the District of Delaware, and solely in connection with claims arising under such agreement or instrument or the transactions contained in or contemplated by such agreement or instrument, (a) irrevocably submits to the exclusive jurisdiction of such courts, (b) waives any objection to laying venue in any such action or proceeding in such courts, (c) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over it and (d) agrees that service of process upon it may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to it at its address specified in Section 10.2. The foregoing consents to jurisdiction and service of process shall not constitute general consents to service of process in the State of Delaware for any purpose except as provided herein and shall not be deemed to confer rights on any person other than the parties to this Agreement. Each party hereby knowingly and intentionally, irrevocably and unconditionally waives trial by jury in any legal action or proceeding relating to this Agreement and for any counterclaim therein.

Section 10.13 Parties’ Acknowledgment. The parties hereto hereby acknowledge and agree that none of the parties hereto has breached Section 3.1 of the Amended and Restated Parent Agreement, dated as of November 6, 2002, among Lyondell, Millennium and Equistar Chemicals, LP by negotiating the transactions contemplated hereby or executing this Agreement and further acknowledge and agree that the consummation of the transactions contemplated hereby, including the Merger on the terms and conditions set forth in this Agreement, will not be a breach of Section 3.1 of the Amended and Restated Parent Agreement.

IN WITNESS WHEREOF, this Agreement and Plan of Merger has been executed on behalf of each of the parties hereto, by their respective officers thereunto duly authorized, effective as of the Effective Time.

LYONDELL CHEMICAL COMPANY

By:	/s/ Dan F. Smith

Dan F. Smith President and Chief Executive Officer

MILLENNIUM CHEMICALS INC.

By:	/s/ Robert E. Lee

Robert E. Lee President and Chief Executive Officer

ARIES SUBSIDIARY LLC

By:	/s/ Robert E. Lee

Robert E. Lee Authorized Person

Exhibit 1.2 to Exhibit 2.1 of Form 8-K

CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS

OF THE

SERIES A PREFERRED STOCK

OF

MILLENNIUM CHEMICALS INC.

(Pursuant to Section 151 of the

General Corporation Law of the State of Delaware)

We, [            ], President, and [            ], Secretary, of Millennium Chemicals Inc. (hereinafter called the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “GCL”), in accordance with Section 151 of the GCL, do hereby certify as follows:

FIRST: The Amended and Restated Certificate of Incorporation of the Corporation ( the “Certificate of Incorporation”) authorizes the issuance of up to 25,000,000 shares of preferred stock, $0.01 par value (the “Preferred Stock”), in one or more classes or series, with such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as may be stated and expressed in a resolution or resolutions providing for the creation and issuance of any such class or series adopted by the board of directors of the Corporation (the “Board of Directors”) prior to the issuance of any shares of such class or series, pursuant to authority expressly vested in the Board of Directors by the Certificate of Incorporation.

SECOND: The Board of Directors of the Corporation, at a meeting held on March 28, 2004, duly adopted the following resolutions authorizing the creation of a new series of such Preferred Stock, to be known as “Series A Preferred Stock,” stating that 1,000 shares of the authorized and unissued Preferred Stock shall constitute such series, and setting forth a statement of the voting powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions thereof as follows:

BE IT RESOLVED, that the terms of the Series A Preferred Stock shall be as follows:

1. Series A Preferred Stock.

1.1 Designation. The first series of Preferred Stock is designated and known as “Series A Preferred Stock” and shall consist of 1,000 shares.

1.2 Rank. The Series A Preferred Stock shall, with respect to dividend rights, rank pari passu to the common stock of the Corporation, par value $0.01 per share (the “Common Stock”), and with respect to rights on liquidation, dissolution and winding up of the affairs of the Corporation, rank prior to the Common Stock.

2. Dividend Rights. Each share of the Series A Preferred Stock shall be entitled to receive such dividends thereon as are in the amount of twice the dividends as may be declared from time to time by the Board of Directors per share of Common Stock, if any. For the avoidance of doubt, the Board of Directors shall not declare any dividend on the Common Stock without declaring a dividend in the same form and in twice the amount per share on the Series A Preferred Stock.

3. Liquidation Rights. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, no distribution shall be made to the holders of the Common Stock unless, prior thereto, the holders of shares of Series A Preferred Stock shall have received a liquidation preference of $1,000 per full share of Series A Preferred Stock. For purposes of this Section 3, neither the sale, lease, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Corporation nor the consolidation or merger of the Corporation with or into one or more corporations shall be deemed to be a liquidation, dissolution or winding-up of the affairs of the Corporation (unless such sale, conveyance, exchange or transfer is in connection with a dissolution or winding up of the business of the Corporation).

4. Voting Rights.

4.1 Series A Preferred Stock. Each holder of shares of Series A Preferred Stock shall have the right to one (1) vote for each share of Series A Preferred Stock held of record on the books of the Corporation.

4.2 Scope. Each holder of Series A Preferred Stock shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of the Corporation (as in effect at the time in question) and applicable law, and shall be entitled to vote, together as a class with the holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote, except as required by applicable law. Except as required by applicable law, the holders of Series A Preferred Stock and the holders of Common Stock shall vote together and not as separate classes on any matter upon which such holders are entitled to vote, including, but not limited to, any sale, lease, assignment, transfer or other conveyance of all or substantially all of the assets of the Corporation or any of its subsidiaries, or any consolidation or merger involving the Corporation or any of its subsidiaries, or any reclassification or other change of any stock, or any recapitalization of the Corporation as to which the stock of the Corporation has the right to vote.

5. Miscellaneous.

5.1 No Preemptive Rights. No holder of Series A Preferred Stock shall have a right to purchase shares of capital stock of the Corporation sold or issued by the Corporation.

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IN WITNESS WHEREOF, said corporation has caused this Certificate of Designations, Preferences and Rights to be signed by [            ], President, and attested by [            ], Secretary, as of this              day of             , 2004.

Name: [ ] Title: President

ATTESTED:

By:

Name: [ ] Title: Secretary

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Exhibit 2.1 to Exhibit 2.1 of Form 8-K

RESTATED CERTIFICATE OF INCORPORATION

OF

MILLENNIUM CHEMICALS INC.

FIRST: The name of the Company is Millennium Chemicals Inc. (hereinafter the “Company”).

SECOND: The address of the registered office of the Company in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Zip Code 19801, and the name of the registered agent of the Company at such address is The Corporation Trust Company.

THIRD: The purpose of the Company is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

FOURTH: The total number of shares of capital stock of all classes that the Company shall have authority to issue is 100,001,000 shares. The authorized capital stock is divided into 1,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”), and 100,000,000 shares of common stock, par value $0.01 per share (the “Common Stock”).

Except as otherwise provided by law, the shares of Common Stock may be issued for such consideration and for such corporate purposes as the Board of Directors of the Company (the “Board of Directors”) may from time to time determine.

In the event of voluntary or involuntary liquidation, distribution or sale of assets, dissolution or winding-up of the Company, the holders of the Common Stock shall be entitled to receive all the assets of the Company, tangible and intangible, of whatever kind available for distribution to stockholders, ratably in proportion to the number of shares of Common Stock held by each, after there shall have been paid or set apart for payment the full amounts necessary to satisfy any preferential or participating rights to which holders of each outstanding series of Preferred Stock are entitled by the express terms of such series.

Each holder of Common Stock shall have one vote in respect of each share of Common Stock held by such holder on each matter voted upon by the stockholders.

The shares of Preferred Stock of the Company may be issued from time to time in one or more series, the shares of each such series to have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as are stated and expressed herein or in the resolution or resolutions providing for the issue of such series, adopted by the

Board of Directors. Authority is hereby expressly granted to the Board of Directors, subject to the provisions of this section and to the limitations prescribed by the DGCL, to authorize the issuance of one or more series of Preferred Stock, to establish the number of shares comprising each such series, and with respect to each such series to fix by resolution or resolutions providing for the issue of such series the voting powers, full or limited, if any, of the shares of such series and the designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof.

FIFTH: The following provisions are inserted for the management of the business and the conduct of the affairs of the Company, and for further definition, limitation and regulation of the powers of the Company and of its directors and stockholders:

(a) The business and affairs of the Company shall be managed by or under the direction of the Board of Directors except as otherwise provided by law.

(b) The Board of Directors shall have concurrent power with the stockholders to make, alter, amend, change, add to or repeal the Bylaws of the Company (the “Bylaws”).

(c) The number of directors of the Company shall be as from time to time fixed by, or in the manner provided in, the Bylaws. Election of directors need not be by written ballot unless the Bylaws so provide.

(d) In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby authorized to exercise all such powers and do all such acts and things as may be exercised or done by the Company, subject, nevertheless, to the provisions of the statutes of Delaware, this Certificate of Incorporation and any Bylaws adopted by the stockholders; provided, however, that no Bylaws thereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such Bylaws had not been adopted.

SIXTH: Meetings of the stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Company may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws.

SEVENTH: A director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director’s duty of loyalty to the Company or its stockholder or stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL, as the same exists or hereafter may be amended, or (d) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended after the effective date of this Certificate of Incorporation to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Company, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended DGCL.

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Any repeal or modification of this Article SEVENTH by the stockholders of the Company shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Company existing at the time of such repeal or modification.

EIGHTH: The Company reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by the laws of the State of Delaware. All rights herein conferred are granted subject to this reservation.

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